Exhibit 99.1

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders

Enviva Partners, LP:

We have audited the accompanying consolidated balance sheets of Enviva Partners, LP and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enviva Partners, LP and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

McLean, Virginia
February 27, 2017, except as to Note 22,
which is as of June 16, 2017

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2016 and 2015

(In thousands, except number of units)

	2016	2015 (Recast)
Assets
Current assets:
Cash and cash equivalents	$466	$2,128
Accounts receivable, net of allowance for doubtful accounts of $24 in 2016 and $85 in 2015	77,868	38,684
Related party receivables	7,634	176
Inventories	29,764	24,245
Assets held for sale	3,044	—
Prepaid expenses and other current assets	1,939	2,124
Total current assets	120,715	67,357
Property, plant and equipment, net of accumulated depreciation of $80.8 million in 2016 and $64.7 million in 2015	516,418	494,465
Intangible assets, net of accumulated amortization of $9.1 million in 2016 and $7.0 million in 2015	1,371	3,399
Goodwill	85,615	85,615
Other long-term assets	2,049	7,063
Total assets	$726,168	$657,899
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$9,869	$14,277
Related party payables	11,118	11,609
Accrued liabilities	37,914	26,509
Related party accrued liabilities	382	—
Deferred revenue	—	485
Current portion of interest payable	4,414	—
Current portion of long-term debt and capital lease obligations	4,109	6,523
Related party current portion of long-term debt	—	150
Other current liabilities	518	274
Total current liabilities	68,324	59,827
Long-term debt and capital lease obligations	346,686	186,294
Related party long-term debt	—	14,664
Long-term interest payable	770	751
Other long-term liabilities	871	586
Total liabilities	416,651	262,122
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (12,980,623 and 11,502,934 units issued and outstanding at December 31, 2016 and 2015, respectively)	239,902	210,488
Common unitholder—sponsor (1,347,161 units issued and outstanding at December 31, 2016 and 2015)	18,197	19,619
Subordinated unitholder—sponsor (11,905,138 units issued and outstanding at December 31, 2016 and 2015)	120,872	133,427
General partner (no outstanding units)	(67,393)	31,245
Accumulated other comprehensive income	595	—
Total Enviva Partners, LP partners’ capital	312,173	394,779
Noncontrolling partners’ interests	(2,656)	998
Total partners’ capital	309,517	395,777
Total liabilities and partners’ capital	$726,168	$657,899

See accompanying notes to consolidated financial statements.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2016, 2015 and 2014

(In thousands, except per unit amounts)

	2016	2015 (Recast)	2014 (Recast)
			(Predecessor)
Product sales	$444,489	$450,980	$286,641
Other revenue	19,787	6,394	3,495
Net revenue	464,276	457,374	290,136
Cost of goods sold, excluding depreciation and amortization	357,209	365,061	251,058
Depreciation and amortization	27,694	30,692	18,971
Total cost of goods sold	384,903	395,753	270,029
Gross margin	79,373	61,621	20,107
General and administrative expenses	29,054	22,027	14,368
Impairment of assets held for sale	9,991	—	—
Loss on disposal of assets	2,386	2,081	340
Income from operations	37,942	37,513	5,399
Other income (expense):
Interest expense	(15,642)	(10,556)	(8,724)
Related party interest expense	(578)	(1,154)	—
Early retirement of debt obligation	(4,438)	(4,699)	(73)
Other income	439	979	22
Total other expense, net	(20,219)	(15,430)	(8,775)
Income (loss) before income tax expense	17,723	22,083	(3,376)
Income tax expense	—	2,623	15
Net income (loss)	17,723	19,460	(3,391)
Less net loss attributable to noncontrolling partners’ interests	3,654	1,899	215
Net income (loss) attributable to Enviva Partners, LP	$21,377	$21,359	$(3,176)
Less: Predecessor loss to May 4, 2015 (prior to IPO)	$—	$(2,132)	264
Less: Pre-acquisition income from April 10, 2015 to December 10, 2015 from operations of Southampton Drop-Down allocated to General Partner	—	6,264
Less: Pre-acquisition loss from inception to December 13, 2016 from operations of Sampson Drop-Down allocated to General Partner	(3,231)	(1,815)	(3,440)
Enviva Partners, LP limited partners’ interest in net income	$24,608	$19,042	$—
Net income per limited partner common unit:
Basic	$0.95	$0.80
Diluted	$0.91	$0.79
Net income per limited partner subordinated unit:
Basic	$0.93	$0.80
Diluted	$0.93	$0.79
Weighted average number of limited partner units outstanding:
Common—basic	13,002	11,988
Common—diluted	13,559	12,258
Subordinated—basic and diluted	11,905	11,905

See accompanying notes to consolidated financial statements.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2016, 2015, 2014

(In thousands)

	2016	2015 (Recast)	2014 (Recast)
			(Predecessor)
Net income (loss)	$17,723	$19,460	$(3,391)
Other comprehensive income:
Net unrealized losses on cash flow hedges	(246)	—	—
Total other comprehensive income	(246)	—	—
Total comprehensive income (loss)	17,477	19,460	(3,391)
Less:	—	—	—
Predecessor loss prior to IPO	—	(2,132)	264
Pre-acquisition income from April 10, 2015 to December 10, 2015 from operations of Southampton Drop-Down allocated to General Partner	—	6,264	—
Pre-acquisition loss from inception to December 13, 2016 from operations of Sampson Drop-Down allocated to General Partner	(3,231)	(1,815)	(3,440)
Total comprehensive income (loss) subsequent to IPO, Southampton Drop-Down and Sampson Drop-Down	20,708	17,143	(215)
Less:	—	—	—
Comprehensive loss attributable to noncontrolling partners’ interests	3,654	1,899	215
Comprehensive income attributable to Enviva Partners, LP partners	$24,362	$19,042	$—

See accompanying notes to consolidated financial statements.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Changes in Partners’ Capital

Years ended December 31, 2016, 2015 and 2014

(In thousands)

			Limited Partners’ Capital
	Net Parent	General Partner	Common Units— Public		Common Units— Sponsor		Subordinated Units— Sponsor		Accumulated Other Comprehensive	Non- controlling	Total Partners’
	Investment	Interest	Units	Interests	Units	Amount	Units	Amount	Income	Interests	Capital
Balance as of December 31, 2013	268,299	—	—	—	—	—	—	—	—	3,112	271,411
Contributed capital	2,930	—	—	—	—	—	—	—	—	—	2,930
Contribution of Enviva Pellets Sampson, LLC	—	5,173	—	—	—	—	—	—	—	—	5,173
Unit-based compensation	2	—	—	—	—	—	—	—	—	—	2
Net income (loss)	264	(3,440)	—	—	—	—	—	—	—	(215)	(3,391)
Balance as of December 31, 2014	271,495	1,733	—	—	—	—	—	—	—	2,897	276,125
Contribution of Enviva Cottondale Acquisition II, LLC	132,765	—	—	—	—	—	—	—	—	—	132,765
Expenses incurred by sponsor	3,088	—	—	—	—	—	—	—	—	—	3,088
Net proceeds from IPO, net of deferred IPO costs	—	—	11,500	208,911	—	—	—	—	—	—	208,911
Distribution to sponsor associated with IPO	(176,702)	—	—	—	—	—	—	—	—	—	(176,702)
Allocation of net Parent investment to sponsor	(228,514)	—	—	—	405	7,518	11,905	220,996	—	—	—
Distribution to sponsor associated with Enviva Pellets Southampton Drop-Down	—	(46,637)	—	—	—	(3,015)	—	(88,681)	—	—	(138,333)
Issuance of units associated with Enviva Pellets Southampton Drop-Down	—	—	—	—	942	15,000	—	—	—	—	15,000
Issuance of units through Long-Term Incentive Plan	—	—	3	42	—	—	—	—	—	—	42
Distributions to unitholders, and distribution equivalent rights	—	—	—	(8,287)	—	(285)	—	(8,369)	—	—	(16,941)
Unit-based compensation	—	—	—	662	—	—	—	—	—	—	662
Contribution of Enviva Pellets Sampson, LLC	—	71,700	—	—	—	—	—	—	—	—	71,700
Net income	(2,132)	4,449	—	9,160	—	401	—	9,481	—	(1,899)	19,460
Partners’ Capital, December 31, 2015	—	31,245	11,503	210,488	1,347	19,619	11,905	133,427	—	998	395,777
Distributions to unitholders, distribution equivalent and incentive distribution rights	—	(716)	—	(24,779)	—	(2,729)	—	(24,107)	—	—	(52,331)
Issuance of units associated with Enviva Pellets Sampson Drop-Down	—	—	1,098	30,000	—	—	—	—	—	—	30,000
Issuance of units through Long-Term Incentive Plan	—	—	21	411	—	—	—	—	—	—	411
Issuance of common units, net	—	—	359	8,929	—	—	—	—	—	—	8,929
Unit-based compensation	—	—	—	3,820	—	—	—	—	—	—	3,820
Contribution of Enviva Pellets Sampson, LLC	—	61,632	—	—	—	—	—	—	—	—	61,632
Distribution to sponsor	—	(138,505)	—	—	—	—	—	—	—	—	(138,505)
Excess consideration over Enviva Pellets Sampson, LLC net assets	—	(18,534)	—	—	—	—	—	—	—	—	(18,534)
Other comprehensive income	—	—	—	—	—	—	—	—	595	—	595
Net income	—	(2,515)	—	11,033	—	1,307	—	11,552	—	(3,654)	17,723
Partners’ Capital, December 31, 2016	$—	$(67,393)	12,981	$239,902	1,347	$18,197	11,905	$120,872	$595	$(2,656)	$309,517

See accompanying notes to consolidated financial statements.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2016, 2015 and 2014

(In thousands)

	2016	2015 (Recast)	2014 (Recast)
			(Predecessor)
Cash flows from operating activities:
Net income (loss)	$17,723	$19,460	$(3,391)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:	—
Depreciation and amortization	27,722	30,738	19,009
Amortization of debt issuance costs and original issue discount	1,893	1,606	2,021
Inventory impairment	890	—	—
Impairment of assets held for sale	9,991	—	—
General and administrative expense incurred by sponsor	—	475	4,122
General and administrative expense incurred by Hancock JV prior to Enviva Pellets Sampson, LLC Drop-Down	2,343	2,364	190
Allocation of income tax expense from Enviva Cottondale Acquisition I, LLC	—	2,663	—
Early retirement of debt obligation	4,438	4,699	73
Loss on property, plant and equipment	2,386	2,081	340
Unit-based compensation expense	4,230	704	2
Change in fair value of interest rate swap derivatives	—	23	(7)
Change in operating assets and liabilities:
Accounts receivable, net	(39,218)	(3,518)	3,880
Related party receivables	600	(176)	—
Prepaid expenses and other assets	713	57	3,478
Inventories	(8,240)	(22)	1,168
Other long-term assets	6,697	(6,051)	279
Derivatives	(1,284)	—	—
Accounts payable, accrued liabilities and other current liabilities	18,834	6,678	(4,205)
Related party payables	3,661	4,102	2,504
Accrued interest	4,433	105	(248)
Deferred revenue and deposits	(486)	425	(542)
Other long-term liabilities	67	—	757
Net cash provided by operating activities	57,393	66,413	29,430
Cash flows from investing activities:
Purchases of property, plant and equipment	(70,910)	(76,772)	(16,525)
Restricted cash	—	—	44
Payment of acquisition related costs	—	(3,573)	—
Proceeds from the sale of property, plant and equipment	1,763	299	25
Net cash used in investing activities	(69,147)	(80,046)	(16,456)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(204,208)	(199,638)	(58,136)
Principal payments on related party debt	(3,391)	—	—
Cash paid related to debt issuance costs	(6,390)	(6,287)	—
Termination payment for interest rate swap derivatives	—	(146)	—
Cash restricted for debt service	—	11,640	(8,600)
IPO proceeds, net	—	215,050	—
Distributions to sponsor	(5,002)	(297,185)
Proceeds from common unit issuance under At-the-Market Offering Program, net	9,300	—	—
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(51,376)	(16,883)	—
Proceeds from contributions from sponsor	—	12,387	1,260

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2016, 2015 and 2014

(In thousands)

	2016	2015 (Recast)	2014 (Recast)
			(Predecessor)
Distribution to sponsor related to Enviva Pellets Sampson, LLC Drop-Down	(139,604)	—	—
Proceeds from contributions from Hancock JV prior to Enviva Pellets Sampson, LLC Drop-Down	61,972	68,059	532
Payment of deferred offering costs	(709)	(1,964)	—
Proceeds from debt issuance	349,500	230,140	49,000
Net cash provided by (used in) financing activities	10,092	15,173	(15,944)
Net (decrease) increase in cash and cash equivalents	(1,662)	1,540	(2,970)
Cash and cash equivalents, beginning of period	2,128	588	3,558
Cash and cash equivalents, end of period	$466	$2,128	$588
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$8,630	$19,197	$4,331
Property, plant and equipment acquired included in other assets as notes receivable	—	—	175
Property, plant and equipment acquired under notes payable and capital lease obligations	1,460	$39	290
Property, plant and equipment transferred from prepaid expenses and inventory	926	319	—
Contribution of Enviva Pellets Cottondale, LLC non-cash assets	—	122,529	—
Transfer of Enviva Pellets Wiggins, LLC assets to assets held for sale	13,035	—	—
Application of deferred IPO costs to partners’ capital	—	5,913	—
Related party long-term debt transferred to third-party long-term debt	14,757	—	—
Third-party long-term debt transferred to related party long-term debt	3,316	—	—
Distributions included in liabilities	955	58	—
Distribution due to sponsor	—	5,002	—
Debt issuance costs included in accrued liabilities	139	36	—
Distribution of Enviva Pellets Cottondale, LLC assets to sponsor	—	319	—
Non-cash adjustments to financed insurance and prepaid expenses	—	105	—
Application of sales tax accrual to fixed assets	—	73	—
Financed insurance	—	—	2,157
Grant receivable included in other liabilities	—	—	187
Contribution to tax accounts of sponsor	—	35	—
Depreciation capitalized to inventories	344	211	149
Early retirement of debt obligation:	—
Deposit applied to principal outstanding and accrued interest under promissory note	—	—	545
Due from Hancock JV for Enviva Pellets Sampson, LLC Drop-Down	1,652	—	—
Non-cash capital contributions from sponsor	—	339	1,999
Non-cash capital contributions from Hancock JV prior to Enviva Pellets Sampson Drop-Down	8,230	1,277	—
Supplemental information:
Interest paid	$11,189	$9,933	$6,734

See accompanying notes to consolidated financial statements.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(1) Description of Business and Basis of Presentation

Enviva Partners, LP (the “Partnership”) is a publicly traded Delaware limited partnership formed on November 12, 2013 as a wholly owned subsidiary of Enviva Holdings, LP (the “sponsor”). Through its interests in Enviva, LP (the “Predecessor”) and Enviva GP, LLC, the general partner of the Predecessor, the Partnership supplies utility-grade wood pellets to major power generators under long-term, take-or-pay off-take contracts. The Partnership procures wood fiber and processes it into utility-grade wood pellets and loads the finished wood pellets into railcars, trucks and barges that are transported to deep-water marine terminals, where they are received, stored and ultimately loaded onto oceangoing vessels for transport to the Partnership’s principally Northern European customers.

The Partnership operates six industrial-scale wood pellet production plants located in the Mid-Atlantic and Gulf Coast regions of the United States. Wood pellets are exported from the Partnership’s wholly owned deep-water marine terminal in Chesapeake, Virginia, from a deep-water marine terminal in Wilmington, North Carolina owned by a joint venture between the sponsor and certain affiliates of John Hancock Life Insurance Company (the “Hancock JV”), which is consolidated by the sponsor, and from third-party deep-water marine terminals in Mobile, Alabama and Port Panama City, Florida under long-term contracts.

Basis of Presentation

On May 4, 2015, the Partnership completed an initial public offering (the “IPO”) of common units representing limited partner interests in the Partnership (“common units”) (see Note 2, Initial Public Offering). Prior to the closing of the IPO, the sponsor contributed to the Partnership its interests in the Predecessor, Enviva GP, LLC, and Enviva Cottondale Acquisition II, LLC (“Acquisition II”), which was the owner of Enviva Pellets Cottondale, LLC (“Cottondale”), which owns a wood pellet production plant in Cottondale, Florida (the “Cottondale plant”). The primary assets contributed to the Partnership by the sponsor included five industrial-scale wood pellet production plants, a wholly owned deep-water marine terminal and long-term contractual arrangements to sell the wood pellets produced at the plants to third parties and associated shipping contracts.

Until April 9, 2015, Enviva MLP Holdco, LLC, a wholly owned subsidiary of the sponsor, was the owner of the Predecessor, and Enviva Cottondale Acquisition I, LLC (“Acquisition I”), a wholly owned subsidiary of the sponsor, was the owner of Acquisition II.

On January 5, 2015, the sponsor acquired Green Circle Bio Energy, Inc. (“Green Circle”), which owned the Cottondale plant. Acquisition I contributed Green Circle to the Partnership in April 2015 in exchange for subordinated units representing limited partner interests in the Partnership. Prior to such contribution, the sponsor converted Green Circle into a Delaware limited liability company and changed the name of the entity to “Enviva Pellets Cottondale, LLC.”

On April 9, 2015, the Partnership executed a series of transactions that were accounted for as common control transactions and are referred to as the “Reorganization”:

•                  Under a Contribution Agreement, the Predecessor conveyed 100% of the outstanding limited liability company interests in Enviva Pellets Southampton, LLC (“Southampton”), which owns a wood pellet production plant in Southampton County, Virginia (the “Southampton plant”), to the Hancock JV; and

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(1) Description of Business and Basis of Presentation (Continued)

•                  Under a separate Contribution Agreement by and among the sponsor, Enviva MLP Holdco, LLC, Acquisition I, the Predecessor and the Partnership, the parties executed the following transactions:

•                  The Predecessor distributed cash and cash equivalents of $1.7 million and accounts receivable of $2.4 million to the sponsor;

•                  The sponsor contributed to the Partnership 100% of the outstanding limited liability company interests in Acquisition II, the former owner of Cottondale (formerly Green Circle), which owns the Cottondale plant;

•                  The sponsor contributed 100% of the outstanding interests in each of the Predecessor and Enviva GP, LLC to the Partnership; and

As a result of the Reorganization, the Partnership became the owner of the Predecessor, Enviva GP, LLC and Acquisition II.

In connection with the closing of the IPO, under a Contribution Agreement by and among the sponsor, Enviva MLP Holdco, LLC, Acquisition I, the Predecessor and the Partnership, Acquisition II merged into the Partnership and the Partnership contributed its interest in Cottondale to the Predecessor.

On December 11, 2015, under the terms of a contribution agreement by and among the Partnership and the Hancock JV, the Partnership acquired from the Hancock JV all of the issued and outstanding limited liability company interests in Southampton for total consideration of $131.0 million. The acquisition (the “Southampton Drop-Down”) included the Southampton plant, a ten-year 500,000 metric tons per year (“MTPY”) take-or-pay off-take contract and related third-party ten-year shipping contract. The Partnership accounted for the Southampton Drop-Down as a combination of entities under common control at historical cost in a manner similar to a pooling of interests. Accordingly, the consolidated financial statements for the periods prior to December 11, 2015 were retrospectively recast to reflect the acquisition as if it had occurred on April 9, 2015, the date Southampton was originally conveyed to the Hancock JV.

On December 14, 2016, under the terms of a contribution agreement by and among the Partnership and the Hancock JV, the Hancock JV sold to the Partnership all of the issued and outstanding limited liability company interests in Enviva Pellets Sampson, LLC (“Sampson”) for total consideration of $175.0 million. Sampson owns a wood pellet production plant in Sampson Country, North Carolina (the “Sampson plant”). The acquisition (the “Sampson Drop-Down”) included the Sampson plant, an approximate ten-year 420,000 MTPY take-or-pay off-take contract with DONG Energy Thermal Power A/S, an approximate 15-year, 95,000 MTPY off-take contract with the Hancock JV, and related third-party shipping contracts. The Partnership accounted for the Sampson Drop-Down as a combination of entities under common control at historical cost in a manner similar to a pooling of interests. Accordingly, the consolidated financial statements for the periods prior to December 14, 2016 were retrospectively recast to reflect the acquisition as if it had occurred on May 15, 2013, the date Sampson was originally organized (see Note 4, Transactions Between Entities Under Common Control).

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(1) Description of Business and Basis of Presentation (Continued)

As of December 31, 2016, the Partnership has 100% ownership of the following:

•                  Enviva Partners Finance Corp. (“Enviva Finance Corp.”), a wholly owned subsidiary of the Partnership formed on October 3, 2016 for the purpose of being a co-issuer of some of the Partnership’s indebtedness

The Partnership has 99.999% ownership of the following:

•                  Enviva, LP

Enviva, LP has 100% ownership of the following:

•                  Enviva Pellets Amory, LLC (“Enviva Pellets Amory”)

•                  Enviva Pellets Ahoskie, LLC (“Enviva Pellets Ahoskie”)

•                  Enviva Port of Chesapeake, LLC (“Enviva Port of Chesapeake”)

•                  Enviva Pellets Northampton, LLC (“Enviva Pellets Northampton”)

•                  Enviva Pellets Southampton, LLC (“Southampton”)

•                  Enviva Pellets Cottondale, LLC (“Cottondale”)

•                  Enviva Materials, LLC (“Enviva Materials”)

•                  Enviva Energy Services, LLC (“Enviva Energy Services”)

•                  Enviva Pellets Perkinston, LLC

•                  Enviva Pellets Sampson, LLC (“Sampson”)

Enviva, LP has a 67% ownership interest in the following:

•                  Enviva Pellets Wiggins, LLC (“Enviva Pellets Wiggins”)

The accompanying consolidated financial statements (“financial statements”) include the accounts of the Predecessor and its subsidiaries and were prepared using the Predecessor’s historical basis. Prior to the IPO, certain of the assets and liabilities of the Predecessor were transferred to the Partnership within the sponsor’s consolidated group in a transaction under common control and, as such, the consolidated historical financial statements of the Predecessor are presented as the Partnership’s historical financial statements as the Partnership believes they provide a representation of management’s ability to execute and manage its business plan. The financial statements include all revenues, costs, assets and liabilities attributed to the Predecessor. The financial statements for periods prior to the Reorganization have been retroactively recast to reflect the contribution of the sponsor’s interests in the Predecessor and Enviva GP, LLC as if the contributions had occurred at the beginning of the periods presented and the contribution of the sponsor’s interests in Acquisition II as if the contribution occurred on January 5, 2015, the date Acquisition II was acquired by the sponsor. The financial statements for the periods prior to December 14, 2016, have been retroactively recast to reflect the acquisition of the Hancock JV’s interests in Sampson as if the contribution occurred on May 15, 2013, the date Sampson was originally organized.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(1) Description of Business and Basis of Presentation (Continued)

The following table outlines the changes in consolidated net assets resulting from the contribution of Acquisition II to the Partnership on April 9, 2015.

Assets:
Cash	$10,236
Accounts receivable	13,457
Inventories	6,095
Prepaid expenses and other current assets	507
Property, plant and equipment, net	108,736
Intangibles, net	8,700
Goodwill	80,736
Other assets	58
Total assets	228,525
Liabilities:
Accounts payable	3,597
Accrued liabilities	4,849
Long-term debt and capital leases	87,314
Other liabilities	—
Total liabilities	95,760
Net assets contributed to Partnership	$132,765

(2) Initial Public Offering

On May 4, 2015, the Partnership completed an IPO of 11,500,000 common units, which included a 1,500,000 common unit over-allotment option that was exercised in full by the underwriters at a price to the public of $20.00 per unit ($18.80 per common unit, net of underwriting discounts and commissions) and constituting approximately 48.3% of the Partnership’s outstanding limited partner interests. The net proceeds from the IPO of approximately $215.1 million after deducting the underwriting discount and structuring fee were used to (i) repay intercompany indebtedness related to the acquisition of Green Circle in the amount of approximately $83.0 million and (ii) distribute approximately $86.7 million to the sponsor related to its contribution of assets to the Partnership in connection with the IPO, with the Partnership retaining $45.4 million for general partnership purposes, including offering expenses.

(3) Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The consolidated financial statements include the accounts of the Partnership and its subsidiaries. All intercompany accounts and transactions have been eliminated.

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Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(3) Significant Accounting Policies (Continued)

As the acquisition of Cottondale, the Southampton Drop-Down and the Sampson Drop-Down represented transfers of entities under common control, the consolidated financial statements and related information presented have been recast to include the historical results of Cottondale effective January 5, 2015, the date the Partnership’s sponsor acquired Acquisition II, Southampton effective April 9, 2015, the date Southampton was originally conveyed to Hancock JV and Sampson effective May 15, 2013, the date Sampson was originally organized.

Reclassifications

Certain amounts for the years ended December 31, 2015 and 2014 have been reclassified to conform to the current presentation of debt issuance costs.

Effective January 1, 2016, the Partnership adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2015-03, Interest—Imputation of Interest (Topic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in ASU 2015-03 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The standard requires retrospective application and represents a change in accounting principle. The adoption of ASU 2015-03 resulted in a $5.6 million retrospective reduction of both the Partnership’s assets (debt issuance costs, net) and long-term debt and capital lease obligations as of December 31, 2015. Such reclassifications had no impact on the Partnership’s results of operations.

Common Control Transactions

Assets and businesses acquired from the Partnership’s sponsor and its subsidiaries are accounted for as common control transactions whereby the net assets acquired are combined at their historical costs and financial statements are adjusted retrospectively to reflect the transaction as if it occurred on the earliest date during which the entities were under common control. If any recognized consideration transferred in such a transaction exceeds the carrying value of the net assets acquired, the excess is treated as a capital distribution to the General Partner. If the carrying value of the net assets acquired exceeds any recognized consideration transferred including, if applicable, the fair value of any limited partner units issued, then that excess is treated as a capital contribution from the General Partner. To the extent that such transactions require prior periods to be recast, historical net equity amounts prior to the transaction date are attributed to the General Partner and any noncontrolling partner interest.

Assets Held for Sale

Assets are considered to be held for sale when all of the following criteria are met:

•                  Management commits to a plan to sell a property;

•                  It is unlikely that the disposal plan will be significantly modified or discontinued;

•                  The property is available for immediate sale in its present condition;

•                  Actions required to complete the sale of the property have been initiated;

•                  Sale of the asset is probable and the completed sale is expected to occur within one year; and

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Notes to Consolidated Financial Statements (Continued)

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(3) Significant Accounting Policies (Continued)

•                  The property is actively being marketed for sale at a price that is reasonable given its current market value.

Upon designation as an asset held for sale, the carrying value of the asset is recorded at the lower of its carrying value or its estimated fair value, less estimated costs to sell, and the Partnership ceases depreciating those assets. At December 31, 2016, Enviva Pellets Wiggins was classified as held for sale on the consolidated balance sheet and an impairment of $10.0 million on the assets held for sale is presented on the consolidated statements of operations (see Note 11, Assets Held for Sale).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the amounts reported in the Partnership’s consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Segment and Geographic Information

Operating segments are defined as components of an enterprise about which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Partnership views its operations and manages its business as one operating segment. All long-lived assets of the Partnership are located in the United States.

Other Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, and gains and losses that under GAAP are included in comprehensive income but excluded from net income. The Partnership’s other comprehensive income consists of unrealized gains and losses related to derivative instruments accounted for as cash flow hedges.

Net Income per Limited Partner Unit

The Partnership computes net income per unit using the two-class method as the Partnership has more than one class of participating securities, including common units, subordinated units, certain equity based-compensation awards and incentive distribution rights (“IDRs”). The Partnership bases its calculation of net income per unit on the weighted-average number of common and subordinated limited partner units outstanding during the period. Diluted net income per unit includes the effects of potentially dilutive time-based and performance-based phantom units on our common units.

The General Partner owns a non-economic interest in the Partnership, which does not entitle it to receive cash distributions, but owns all of the outstanding IDRs as of December 31, 2016 and 2015. Pursuant to the partnership agreement, IDRs represent the right to receive increasing percentages (ranging from 15% to 50%) of quarterly distributions from operating surplus after the minimum quarterly distribution and certain target distribution levels have been achieved. Net income per unit applicable to limited partners (including the holder of subordinated units) is computed by dividing

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Notes to Consolidated Financial Statements (Continued)

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(3) Significant Accounting Policies (Continued)

limited partners’ interest in net income, after deducting any incentive distributions, by the weighted-average number of outstanding common and subordinated units.

Income Taxes

The Partnership is a pass-through entity and is not considered a taxable entity for federal income tax purposes. Therefore, there is not a provision for U.S. federal and most state income taxes in the accompanying consolidated financial statements. The Partnership’s net income or loss is allocated to its partners in accordance with the partnership agreement. The partners are taxed individually on their share of the Partnership’s earnings. At December 31, 2016 and December 31, 2015, the Partnership and sponsor did not have any liabilities for uncertain tax position or gross unrecognized tax benefit. Income tax expense for the year ended December 31, 2015 includes expense incurred by Acquisition II prior to converting to a nontaxable entity.

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term, highly liquid investments readily convertible into cash with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. In establishing an allowance for doubtful accounts, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, the current receivables aging and current payment patterns. The Partnership reviews the aging of accounts receivables monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. During the year ended December 31, 2016 bad debt write-offs were insignificant. There were no bad debt write-offs during the years ended December 31, 2015 and 2014. The Partnership has an allowance for doubtful accounts in the amount of $23.5 and $85.4 as of December 31, 2016 and 2015, respectively. The Partnership does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventories consist of raw materials, work-in-progress, consumable tooling and finished goods. Fixed production overhead, including related depreciation expense, is allocated to inventory based on the normal capacity of the facilities. To the extent the Partnership does not achieve normal production levels, the Partnership charges such under absorption of fixed overhead to cost of sales.

Consumable tooling consists of spare parts and tooling to be consumed in the production process. Spare parts are expensed as used and tooling items are amortized to expense over an estimated service life generally less than one year.

Inventories are stated at the lower of cost or market using the first-in, first-out method (“FIFO”) for all inventories.

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Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(3) Significant Accounting Policies (Continued)

Revenue Recognition

The Partnership primarily earns revenue by supplying wood pellets to its customers under off-take contracts, the majority of the commitments under which are long-term in nature. The Partnership refers to the structure of its contracts as “take-or-pay” because they include a firm obligation to take a fixed quantity of product at a stated price and provisions that ensure the Partnership will be compensated in the case of a customer’s failure to accept all or a part of the contracted volumes or for termination by a customer. Each contract defines the annual volume of wood pellets that a customer is required to purchase and the Partnership is required to sell, the fixed price per metric ton for product satisfying a base net calorific value, and other technical specifications. These prices are fixed for the entire term, subject to annual inflation-based adjustments and price escalators, as well as, in some instances, price adjustments for product specifications and changes in underlying costs. In addition to sales of the Partnership’s product under these long-term, take-or-pay contracts, the Partnership routinely sells wood pellets under shorter-term contracts which range in volume and tenor and, in some cases, may include only one specific shipment. Because each of the Partnership’s contracts is a bilaterally negotiated agreement, the Partnership’s revenue over the duration of these contracts does not generally follow spot market pricing trends. The Partnership’s revenue from the sale of wood pellets is recognized as “Product Sales” when title and risk of loss has passed to the customer, the sales price to the customer is fixed, and determinable, and collectability is reasonably assured.

Depending on the specific off-take contract, shipping terms are either CIF or FOB. Under a CIF contract, the Partnership procures and pays for shipping costs, which include insurance and all other charges, up to the port of destination for the customer. These costs are included in the price to the customer and, as such, are included in revenue and cost of goods sold. Under an FOB contract, the customer is directly responsible for shipping costs. In both cases, title and risk of loss pass to the customer when the wood pellets are loaded onto the ship. The Partnership’s customer shipping terms, as well as the timing and size of shipments during the year, can result in material fluctuations in the Partnership’s revenue recognition between periods but generally have little impact on gross margin.

In some cases, the Partnership may purchase shipments of product from third-party suppliers and resell them in back-to-back transactions that immediately transfer title and risk of loss to the ultimate purchaser. Thus, the revenue from these transactions is recorded net of costs paid to the third-party supplier. The Partnership records this revenue as “Other revenue.”

In instances when a customer requests the cancellation, deferral or acceleration of a shipment, the customer may pay a fee, including reimbursement of any incremental costs incurred by the Partnership, which is included in “Other revenue.”

Cost of Goods Sold

Cost of goods sold includes the costs to produce and deliver wood pellets to customers. Raw material, production and distribution costs associated with delivering wood pellets to the ports and third-party wood pellet purchase costs are capitalized as a component of inventory. Fixed production overhead, including the related depreciation expense, is allocated to inventory based on the normal capacity of the facilities. These costs are reflected in cost of goods sold when inventory is sold. Distribution costs associated with shipping wood pellets to customers and amortization are expensed as

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Notes to Consolidated Financial Statements (Continued)

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(3) Significant Accounting Policies (Continued)

incurred. Inventory is recorded using FIFO, which requires the use of judgment and estimates. Given the nature of the inventory, the calculation of cost of goods sold is based on estimates used in the valuation of the FIFO inventory and in determining the specific composition of inventory that is sold to each customer.

Additionally, the purchase price of acquired customer contracts that were recorded as intangible assets are amortized as deliveries are made during the contract term.

Derivative Instruments

The Partnership uses derivative instruments to partially offset its exposure to foreign currency exchange and interest rate risk. The Partnership enters into foreign currency forward and option contracts, which have been designated as cash flow hedges, to offset foreign currency exchange risk on a portion of forecasted revenue in British Pound Sterling (“GBP”) and enters into interest rate swaps to offset the variable interest rate risk associated with borrowings. The Partnership does not hold or issue derivative financial instruments for trading or speculative purposes.

Derivative instruments are classified as either assets or liabilities on a gross basis and carried at fair value. Changes in fair value are either recognized as unrealized gains and losses in accumulated other comprehensive income in partners’ capital or net income depending on the nature of the underlying exposure, whether the derivative is formally designated as a hedge, and, if designated, the extent to which the hedge is effective. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions.

The effective portion of foreign currency forward and option contracts designated as cash flow hedges is reported as a component of accumulated other comprehensive income in partners’ capital and reclassified into revenue in the same period or periods during which the hedged revenue affects earnings. The effective portion of interest rate swaps designated as cash flow hedges is reported as a component of accumulated other comprehensive income in partners’ capital and reclassified into interest expense in the same period or periods during which the hedged interest expense affects earnings. The ineffective portion of cash flow hedges, if any, is recognized in earnings in the current period. The Partnership links all derivative instruments that are designated as cash flow hedges to specific assets and liabilities on the consolidated balance sheets or to specific forecasted transactions.

To qualify for hedge accounting, the item to be hedged must cause an exposure risk and the Partnership must have an expectation that the related hedging instrument will be effective at reducing or mitigating that exposure. In accordance with the hedging requirements, the Partnership documents all hedging relationships at inception and includes a description of the risk management objective and strategy for undertaking the hedge, identification of the hedging instrument, the hedged item, the nature of the risk being hedged, the method for assessing effectiveness of the hedging instrument in offsetting the hedged risk and the method of measuring any ineffectiveness. When an event or transaction occurs or the derivative contract expires or the forecasted transaction is no longer probable of occurring, hedge accounting is discontinued. The Partnership also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments are highly effective in offsetting changes in cash flows of hedged items. If it is determined that a derivative instrument has ceased to be a highly effective hedge, hedge accounting is discontinued prospectively.

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Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(3) Significant Accounting Policies (Continued)

Hedge effectiveness for foreign exchange forward contracts designated as cash flow hedges is assessed by comparing the change in the fair value of the hedge contract with the change in the fair value of the forecasted cash flows of the hedged item. For foreign exchange option contracts, hedge effectiveness is assessed based on the hedging instrument’s entire change in fair value. Hedge effectiveness for interest rate swaps is assessed by comparing the change in fair value of the swap with the change in the fair value of the hedged item due to changes in the benchmark interest rate.

Derivative instruments that do not qualify, or no longer qualify, as hedges are adjusted to fair value through earnings in the current period.

Foreign Currency Hedges

The Partnership may hedge a portion of its foreign currency exposure associated with revenue under off-take contracts not denominated in U.S. Dollars. The Partnership has designated its foreign currency forward contracts and foreign currency purchased options as cash flow hedges. These derivatives are used to hedge certain revenue transactions forecasted generally within the next 60 month period.

Interest Rate Hedges

The Partnership utilizes an interest rate swap to hedge its cash flow exposure to fluctuations in variable-based interest rates under borrowings. The Partnership entered into a pay-fixed, receive-variable interest rate swap in September 2016 to hedge the interest rate risk associated with Tranche A-1 and Tranche A-3 of the Senior Secured Credit Facilities. The Partnership discontinued hedge accounting as of December 14, 2016 following the repayment of Tranche A-1 and A-3 of the Senior Secured Credit Facilities (see Note 12, Long-Term Debt and Capital Lease Obligations). Interest expense for the year ended December 31, 2016 included the reclassification of an insignificant amount representing the effective portion reported as a component of accumulated other comprehensive income.

The Predecessor previously used derivative financial instruments to manage its exposure to fluctuations in interest rates on long-term debt as required per the terms of the Prior Senior Secured Credit Facilities (see Note 12, Long-Term Debt and Capital Lease Obligations). The Predecessor recognized the interest rate swaps on the consolidated balance sheet at fair value. The Predecessor’s interest rate swap agreements were not designated as hedges; therefore, the gain or loss was recognized in the consolidated statement of operations in interest expense. In connection with the repayment of the Prior Senior Secured Credit Facilities in April 2015 (see Note 12, Long-Term Debt and Capital Lease Obligations), the Predecessor terminated the interest rate swaps and paid a termination fee of $0.1 million.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, which includes the fair values of assets acquired. Equipment under capital leases are stated at the present value of minimum lease payments. Useful lives of assets are based on historical experience and are adjusted when changes in the expected

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Notes to Consolidated Financial Statements (Continued)

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(3) Significant Accounting Policies (Continued)

physical life of the asset, its planned use, technological advances, or other factors show that a different life would be more appropriate. Changes in useful lives are recognized prospectively.

Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets. Plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

Construction in progress primarily represents expenditures for the development and expansion of facilities. Capitalized interest cost and all direct costs, which include equipment and engineering costs related to the development and expansion of facilities, are capitalized as construction in progress. Depreciation is not recognized for amounts in construction in progress.

Normal repairs and maintenance costs are expensed as incurred. Amounts incurred that extend an asset’s useful life, increase its productivity or add production capacity are capitalized. Direct costs, such as outside labor, materials, internal payroll and benefit costs, incurred during the construction of a new plant are capitalized; indirect costs are not capitalized.

The principal useful lives are as follows:

Asset	Estimated useful life
Land improvements	15 to 17 years
Buildings	5 to 40 years
Machinery and equipment	2 to 25 years
Vehicles	5 to 6 years
Furniture and office equipment	2 to 10 years
Leasehold improvements	Shorter of estimated useful life or lease term, generally 10 years

Costs and accumulated depreciation applicable to assets retired or sold are removed from the accounts, and any resulting gain or loss is included in the consolidated statement of operations.

Debt Issuance Costs and Original Issue Discount

Debt issuance costs represent legal fees, underwriter fees and other direct expenses associated with securing the Partnership’s borrowings and are capitalized on the consolidated balance sheets as a direct deduction from the carrying amount of the related long-term debt. Original issue discounts are recorded on the consolidated balance sheets within the carrying amount of long-term debt. Debt issuance costs and original issue discount are amortized over the term of the related debt using straight line amortization, which approximates the effective interest rate method. If a debt instrument is retired before its scheduled maturity date, any unamortized debt issuance costs and original issue discount associated with that debt instrument are expensed in the same period. Debt issuance costs and original issue discount at December 31, 2016 and 2015, were $7.8 million and $5.6 million, respectively.

Gains or losses on debt extinguishment include any associated unamortized debt issuance costs and original issue discount.

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Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(3) Significant Accounting Policies (Continued)

Goodwill

Goodwill represents the purchase price paid for acquired businesses in excess of the identifiable acquired assets and assumed liabilities. Goodwill is not amortized, but is tested for impairment annually and whenever an event occurs or circumstances change such that it is more likely than not that the fair value of the reporting unit is less than its carrying amounts. At December 31, 2016 and 2015, the Partnership has identified one reporting unit which corresponded to the Partnership’s one segment. The Partnership has selected the fourth fiscal quarter to perform its annual goodwill impairment test.

The Partnership first performs a qualitative assessment to determine whether it is necessary to perform quantitative testing. If this initial qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is more than its carrying value, goodwill is not considered impaired and the Partnership is not required to perform the two-step impairment test. Qualitative factors considered in this assessment include (i) macroeconomic conditions, (ii) past, current and projected future financial performance, (iii) industry and market considerations, (iv) changes in the costs of raw materials, fuel and labor and (v) entity-specific factors such as changes in management or customer base.

If the results of the qualitative assessment indicate that it is more likely than not that goodwill is impaired, the Partnership will perform a two-step impairment test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.

For the years ended December 31, 2016 and 2015, the Partnership applied the qualitative test and determined that it was more likely than not that the estimated fair value of the reporting unit substantially exceeded the related carrying value, and, accordingly, was not required to apply the two-step impairment test. The Partnership did not record any goodwill impairment for the years ended December 31, 2016 and 2015 (see Note 10, Goodwill and Other Intangible Assets).

In making this qualitative analysis for the years ended December 31, 2016, and 2015, the Partnership evaluated the following economic factors:

•                  The Partnership’s consolidated financial results reflect continued improved financial performance in 2016 compared to 2015 as reflected by increases in gross margin as well as the generation of positive net income in 2016 and 2015.

•                  The Partnership continued its expansion of production capacity with the Sampson Drop-Down in December 2016.

•                  As a result of the Sampson Drop-Down, the Partnership acquired a ten-year, 420,000 MTPY off-take contract with DONG Energy, new customer, and a fifteen-year 95,000 MTPY off-take contract with the Hancock JV.

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(3) Significant Accounting Policies (Continued)

•                  In May 2016, the Partnership entered into an off-take contract to supply wood pellets to a new customer. Deliveries under this contract are expected to commence in late 2017, ramp to full supply of 800,000 MTPY in 2018, and continue through the first quarter of 2027.

•                  In January 2016, the Partnership entered into an off-take contract with the Hancock JV to supply 375,000 MTPY of wood pellets to a new customer. The contract has initial deliveries beginning in 2019, ramps to full supply in 2021 and continues through 2034.

•                  The Partnership issued $300.0 million in aggregate principal amount of 8.5% senior unsecured notes due 2021 in a private placement.

•                  The Partnership’s market capitalization exceeds the carrying value of its net assets as of December 31, 2016.

Intangible Assets

In April 2015, the sponsor contributed net assets to the Partnership associated with the acquisition of Green Circle in January 2015, which included intangible assets related to favorable customer contracts (see Note 1, Description of Business and Basis of Presentation). The Partnership also recorded payments made to acquire a six-year wood pellet off-take contract with a European utility in 2010 as an intangible asset. These costs are recoverable through the future revenue streams generated from the customer contracts and are closely related to the revenue from the customer contracts. These costs are recorded as an asset and charged to expense as the revenue is recognized (see Note 10, Goodwill and Other Intangible Assets). All other costs, such as general and administrative expenses and costs associated with the negotiation of a contract that is not consummated, are charged to expense as incurred.

Deferred Issuance Costs

On August 8, 2016, the Partnership filed a prospectus supplement to the shelf registration filed with the SEC on June 24, 2016, for the continuous offering of up to $100.0 million of common units, in amounts, at prices, and on terms to be determined by market conditions and other factors at the time of the offerings. In August 2016, the Partnership entered into an equity distribution agreement (the “Equity Distribution Agreement”) with certain managers pursuant to which the Partnership may offer and sell common units from time to time through one or more of the managers, subject to the terms and conditions set forth in the Equity Distribution Agreement, of up to an aggregate sales amount of $100.0 million (the “ATM Program”). The deferred issuance costs associated with the shelf registration filed consist of legal, accounting, printing and other fees. The costs are ratably offset against the proceeds of the issuance of common units. As of December 31, 2016 and 2015, the Partnership had $0.3 million and $0 million of deferred issuance costs, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of short-term deposits and prepaid insurance.

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Notes to Consolidated Financial Statements (Continued)

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(3) Significant Accounting Policies (Continued)

Other Long-Term Assets

Other long-term assets primarily consist of security deposits for utilities. At December 31, 2015, other long-term assets included a deposit made in accordance with the terms of a customer contract.

Advertising

Costs incurred related to advertising of the Partnership’s products and services are expensed as incurred.

Unit-Based Compensation

Employees, consultants and directors of the General Partner and any of its affiliates are eligible to receive awards under the Enviva Partners, LP Long-Term Incentive Plan. For accounting purposes, units granted to employees of the Partnership’s affiliates are treated as if they are distributed by the Partnership. Phantom units issued in tandem with corresponding distribution equivalent rights (“DERs”) are granted to employees of Enviva Management Company, LLC who provide services to the Partnership and to certain non-employee directors of the General Partner. These awards vest subject to the satisfaction of service requirements or the achievement of certain performance goals, following which common units in the Partnership will be delivered to the holder of the phantom units. Affiliate entities recognize compensation expense for the phantom units awarded to their employees and a portion of that expense is allocated to the Partnership (see Note 13, Related Party Transactions-Management Services Agreement and Note 17, Equity-Based Awards). The Partnership’s outstanding unit-based awards do not have a cash option and are classified as equity on the Partnership’s consolidated balance sheets. The Partnership also recognizes compensation expense for units awarded to non-employee directors.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment and amortizable intangible assets, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require that a long-lived asset or asset group be tested for possible impairment, the Partnership first compares undiscounted cash flows expected to be generated by that asset or asset group to such asset or asset group’s carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. During December 2016, the Partnership recorded an impairment of $10.0 million related to the fixed assets at the Wiggins plant (see Note 11, Assets Held for Sale). The Partnership did not record any impairments for the years ended December 31, 2015 and 2014 (see Note 10, Goodwill and Other Intangible Assets).

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount

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Notes to Consolidated Financial Statements (Continued)

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(3) Significant Accounting Policies (Continued)

can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Fair Value Measurements

The Partnership applies authoritative accounting guidance for fair value measurements of financial and nonfinancial assets and liabilities. The Partnership uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Partnership determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•                  Level 1 Inputs: Unadjusted, quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•                  Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•                  Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Recent and Pending Accounting Pronouncements

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, in an effort to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments in this standard provide a screen to determine when an integrated set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the integrated set of assets and activities is not a business. The new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is allowed for transactions for which the acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and for transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. The Partnership is in the process of evaluating the impact of adoption on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other. ASU 2017-04 simplifies the accounting for goodwill impairment by eliminating Step 2 of the current goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and

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Notes to Consolidated Financial Statements (Continued)

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(3) Significant Accounting Policies (Continued)

liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the new standard, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The new guidance should be adopted for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. This standard will be implemented prospectively for all future goodwill impairment tests and will simplify such evaluations.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230)—Restricted Cash: A Consensus of the FASB Emerging Issues Task Force, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The guidance addresses the presentation of changes in restricted cash and restricted cash equivalents in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. This reconciliation can be presented either on the face of the statement of cash flows or in the notes to the financial statements. Entities will also have to disclose the nature of their restricted cash and restricted cash equivalent balances. The new guidance is effective for public business entities for fiscal years and interim periods within those years beginning after December 15, 2017. Early adoption in an interim period is permitted, but any adjustments must be reflected as of the beginning of the fiscal year that includes that interim period. Entities will be required to apply the guidance retrospectively when adopted. The Partnership does not expect the adoption of the new standard to have a material effect on the presentation of changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810)—Interests Held through Related Parties That Are under Common Control, which alters how a decision maker needs to consider indirect interests in a variable interest entity (VIE) held through an entity under common control. Under the new ASU, if a decision maker is required to evaluate whether it is the primary beneficiary of a VIE, it will need to consider only its proportionate indirect interest in the VIE held through a common control party. The new guidance is effective for public business entities for fiscal years and interim periods within those years beginning after December 15, 2016. The Partnership is in the process of evaluating the impact of adoption on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230)—Classification of Certain Cash Receipts and Cash Payments, which will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows with the objective of reducing the existing diversity in practice. The guidance addresses the classification of

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(3) Significant Accounting Policies (Continued)

cash flows related to (1) debt prepayment or extinguishment costs, (2) settlement of zero-coupon debt instruments or other debt instruments with coupon rates that are insignificant in relation to the effective interest rate of the borrowing, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance, including bank-owned life insurance, (6) distributions received from equity method investees and (7) beneficial interests in securitization transactions. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. An entity will first apply any relevant guidance. If there is no guidance that addresses those cash receipts and cash payments, an entity will determine each separately identifiable source or use and classify the receipt or payment based on the nature of the cash flow. If a receipt or payment has aspects of more than one class of cash flows and cannot be separated, classification will depend on the predominant source of use. The new guidance is effective for public business entities for fiscal years and interim periods within those years beginning after December 15, 2017. The new guidance will require adoption on a retroactive basis unless it is impracticable to apply, in which case it would be required to apply the amendments prospectively as of the earliest date practicable. The Partnership does not expect the adoption of the new standard to have a material effect on how cash receipts and cash payments are presented and classified in the consolidated statement of cash flows.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation. The new standard identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. The new guidance is effective for public entities for fiscal year and interim periods within those fiscal years beginning after December 31, 2016. The Partnership does not expect the adoption of the new standard to have a material effect on the accounting for the Partnership’s equity awards.

In March 2016, the FASB issued ASU No. 2016-06, Derivatives and Hedging (Topic 815)—Contingent Put and Call Options in Debt Instruments, which reduces diversity of practice in identifying embedded derivatives in debt instruments. The new standard clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments is required to assess the embedded call (put) options solely in accordance with the four step decision sequence. The new guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. The Partnership is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases. Under the new pronouncement, an entity is required to recognize assets and liabilities arising from a lease for all leases with a maximum possible term of more than 12 months. A lessee is required to recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the leased asset (the underlying asset) for the lease term. For most leases of assets other than property (for example, equipment, aircraft, cars, trucks), a lessee would recognize a right-of-use asset and a lease liability,

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(3) Significant Accounting Policies (Continued)

initially measured at the present value of lease payments and recognize the unwinding of the discount on the lease liability as interest separately from the amortization of the right-of-use asset. For most leases of property (that is, land and/or a building or part of a building), a lessee would recognize a right-of-use asset and a lease liability, initially measured at the present value of lease payments and recognize a single lease cost, combining the unwinding of the discount on the lease liability with the amortization of the right-of-use asset, on a straight-line basis. The new guidance is effective for public entities for fiscal year and interim periods within those fiscal years beginning after December 15, 2018. Upon adoption, a lessee and a lessor would recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Early adoption is permitted. The Partnership is in the process of evaluating the impact of adoption on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The new standard provides new guidance on the recognition of revenue and states that an entity should recognize revenue when control of the goods or services transfers to the customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. The new standard also requires significantly expanded disclosure regarding qualitative and quantitative information about the nature, timing and uncertainty of revenue and cash flow arising from contracts with customers. On July 9, 2015, the FASB approved a one-year delay in the effective date of ASU No. 2014-09. The new guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers—Principal versus Agent Considerations. The new standard clarifies the implementation guidance on principal versus agent considerations. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606), which provides narrow scope improvements and practical expedients related to ASU No. 2014-09. The improvements address completed contracts and contract modifications at transition, non-cash consideration, the presentation of sales taxes and other taxes collected from customers, and assessment of collectability when determining whether a transaction represents a valid contract. ASU No. 2014-09 permits the application retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASUs at the date of initial application. The guidance may be adopted either by restating all years presented in the financial statements or by recording the impact of adoption as an adjustment to retained earnings at the beginning of the year of adoption. The Partnership has completed its evaluation of its off-take contracts to identify material performance obligations. Our evaluation considered ASU 2016-10, Identifying Performance Obligations and Licensing, issued by the FASB on April 14, 2016, which amends the guidance on identifying performance obligations and accounting the implementation guidance on licensing. The guidance permits an entity to account for shipping and handling activities occurring after control has passed to the customer as a fulfillment activity rather than as a revenue element. The Partnership considered ASU 2016-10 in its evaluation and has elected to account for shipping and handling activities as a fulfillment activity, consistent with its current policy. The Partnership continues to assess the timing of revenue recognition under the new guidance and whether certain transactions currently presented on a net basis, should be recognized as principal sales on a gross basis.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(4) Transactions Between Entities Under Common Control

Sampson Drop-Down

On December 14, 2016, the Partnership acquired from the Hancock JV all of the issued and outstanding limited liability company interests in Sampson for total consideration of $175.0 million (see Note 1, Description of Business and Basis of Presentation). The acquisition included the payment of $139.6 million in cash, net of a purchase price adjustment of $5.4 million, to the Hancock JV, the issuance of 1,098,415 unregistered common units at a value of $27.31 per unit, or $30.0 million of common units, to affiliates of John Hancock Life Insurance Company, and the elimination of $1.2 million of related party receivables and payables, net included in the net assets on the date of acquisition.

Recast of Historical Financial Statements

The Partnership accounted for the Sampson Drop-Down as a combination of entities under common control at historical cost in a manner similar to a pooling of interests. Accordingly, the consolidated financial statements for the periods prior to December 14, 2016 were retrospectively recast to reflect the acquisition as if it had occurred on May 15, 2013, the date Sampson was originally organized.

The following table outlines the changes in consolidated net assets resulting from the acquisition of Sampson on December 14, 2016.

Assets:
Cash	$—
Accounts receivable	2,398
Related party receivables	8,055
Inventories	8,135
Prepaid expenses and other current assets	262
Property, plant and equipment, net	138,640
Total assets	157,490
Liabilities:
Accounts payable	3,240
Related party payables	1,416
Accrued and other current liabilities	13,563
Long-term debt and capital leases	766
Total liabilities	18,985
Net assets contributed to Partnership	$138,505

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(4) Transactions Between Entities Under Common Control (Continued)

The following table presents the changes to previously reported amounts in the audited consolidated balance sheet as of December 31, 2015 included in the Partnership’s annual report on Form 10-K for the year ended December 31. 2015:

	As of December 31, 2015
	As Reported	Sampson Drop-Down	Total (Recast)
Cash and cash equivalents	$2,175	$(47)	$2,128
Accounts receivable, net	38,684	—	38,684
Related party receivables	94	82	176
Inventories	24,245	—	24,245
Prepaid expenses and other current assets	2,123	1	2,124
Total current assets	67,321	36	67,357
Property, plant and equipment, net	405,582	88,883	494,465
Goodwill	85,615	—	85,615
Other long-term assets	10,462	—	10,462
Total assets	$568,980	$88,919	$657,899
Accounts payable	$9,303	$4,974	$14,277
Related party payables	11,013	596	11,609
Accrued and other current liabilities	13,544	13,724	27,268
Total long-term debt	207,631	—	207,631
Other liabilities	1,337	—	1,337
Total liabilities	242,828	19,294	262,122
Total partners’ capital	326,152	69,625	395,777
Total liabilities and partners’ capital	$568,980	$88,919	$657,899

The following table presents the changes to previously reported amounts in the audited consolidated statements of operations for the years ended December 31, 2015 and 2014 included in the Partnership’s annual report on Form 10-K for the year ended December 31, 2015:

	Year Ended December 31, 2015
	As Reported	Sampson Drop-Down	Total (Recast)
Net revenue	$457,374	$—	$457,374
Total cost of goods sold	395,753	—	395,753
Gross margin	61,621	—	61,621
Net income (loss)	23,132	(3,672)	19,460
Less net loss attributable to noncontrolling partners’ interests	42	1,857	1,899
Net loss attributable to Predecessor	(2,132)	—	(2,132)
Net income (loss) attributable to general partner	6,264	(1,815)	4,449
Net income attributable to limited partners	19,042	—	19,042

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(4) Transactions Between Entities Under Common Control (Continued)

	Year Ended December 31, 2014
	As Reported	Sampson Drop-Down	Total (Recast)
Net revenue	$290,136	$—	$290,136
Total cost of goods sold	270,029	—	270,029
Gross margin	20,107	—	20,107
Net income (loss)	185	(3,576)	(3,391)
Less net loss attributable to noncontrolling partners’ interests	79	136	215
Net income attributable to Predecessor	264	—	264
Net loss attributable to general partner	—	(3,440)	(3,440)
Net income attributable to limited partners	—	—	—

The following table presents the changes to previously reported amounts in the audited consolidated statement of cash flows for the years ended December 31, 2015 and 2014 included in the Partnership’s annual report on Form 10-K for the year ended December 31, 2015:

	Year Ended December 31, 2015
	As Reported	Sampson Drop-Down	Total (Recast)
Net cash provided by operating activities	$66,218	$195	$66,413
Net cash used in investing activities	(11,749)	(68,297)	(80,046)
Net cash used in financing activities	(52,886)	68,059	15,173
Net increase in cash and cash equivalents	$1,583	$(43)	$1,540

	Year Ended December 31, 2014
	As Reported	Sampson Drop-Down	Total (Recast)
Net cash provided by operating activities	$29,434	$(4)	$29,430
Net cash used in investing activities	(14,664)	(1,792)	(16,456)
Net cash used in financing activities	(17,736)	1,792	(15,944)
Net decrease in cash and cash equivalents	$(2,966)	$(4)	$(2,970)

(5) Significant Risks and Uncertainties, Including Business and Credit Concentrations

The Partnership’s business is significantly impacted by greenhouse gas emission and renewable energy legislation and regulations in the European Union (the “E.U.”) as well as its member states. If the E.U. or its member states significantly modify such legislation or regulations, then the Partnership’s ability to enter into new contracts as the current contracts expire may be materially affected.

The Partnership’s primary industrial customers are located in the United Kingdom and Belgium. Two customers accounted for 90% of the Partnership’s product sales in 2016, three customers accounted for 93% of the Partnership’s product sales in 2015 and three customers accounted for 97% of the Partnership’s product sales in 2014. The following table shows product sales from third-party

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(5) Significant Risks and Uncertainties, Including Business and Credit Concentrations (Continued)

customers that accounted for 10% or a greater share of consolidated product sales for each of the three years ended December 31:

	2016	2015 (Recast)	2014 (Recast)
			(Predecessor)
Customer A	75%	56%	70%
Customer B	15%	19%	10%
Customer C	—	18%	17%

The Partnership’s cash and cash equivalents are placed in or with various financial institutions. The Partnership has not experienced any losses on such accounts and does not believe it has any significant risk in this area.

(6) Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2016	2015 (Recast)
Land	$13,492	$14,027
Land improvements	42,148	36,431
Buildings	137,092	77,581
Machinery and equipment	382,740	338,592
Vehicles	513	515
Furniture and office equipment	5,113	2,142
	581,098	469,288
Less accumulated depreciation	(80,768)	(64,738)
	500,330	404,550
Construction in progress	16,088	89,915
Total property, plant and equipment, net	$516,418	$494,465

Total depreciation expense was $25.7 million, $24.7 million and $18.7 million for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016, the Partnership had assets under capital leases with a cost and related accumulated depreciation of $2.4 million and $0.7 million, respectively. At December 31, 2015, the Partnership had assets under capital leases with a cost and related accumulated depreciation of $0.8 million and $0.4 million, respectively.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(7) Inventories

Inventories consisted of the following at December 31:

	2016	2015 (Recast)
Raw materials and work-in-process	$7,689	$5,632
Consumable tooling	11,978	9,932
Finished goods	10,097	8,681
Total inventories	$29,764	$24,245

(8) Derivative Instruments

The Partnership uses derivative instruments to partially offset its business exposure to foreign currency exchange and interest rate risk. The Partnership may enter into foreign currency forward and option contracts to offset some of the foreign currency exchange risk on expected future cash flows on certain forecasted revenue and interest rate swaps to offset some of the interest rate risk on expected future cash flows on certain borrowings. The Partnership’s derivative instruments expose it to credit risk to the extent that hedge counterparties may be unable to meet the terms of the applicable derivative instrument. The Partnership does, however, seek to mitigate such risks by limiting its counterparties to major financial institutions. In addition, the potential risk of loss with any one counterparty resulting from this type of risk is monitored. Management does not expect material losses as a result of defaults by counterparties.

Cash Flow Hedges

Foreign Currency Exchange Risk

The Partnership is exposed to fluctuations in foreign currency exchange rates related to off-take contracts that require future deliveries of wood pellets to be settled in GBP. Deliveries under these off-take contracts are expected to begin in late 2017 and 2019, respectively. The Partnership has and may continue to enter into foreign currency forward contracts, purchased option contracts or other instruments to partially manage this risk and has designated and may continue to designate these instruments as cash flow hedges.

For these cash flow hedges, the effective portion of the gain or loss on the change in fair value is initially reported as a component of accumulated other comprehensive income in partners’ capital and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss, if any, is reported in earnings in the current period. These derivative instruments are considered to be highly effective at inception as the critical terms of the hedging instruments match the critical terms of the forecasted revenue.

The Partnership’s outstanding cash flow hedges at December 31, 2016 expire on dates between 2017 and 2020.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(8) Derivative Instruments (Continued)

Interest Rate Risk

The Partnership is exposed to fluctuations in interest rates on borrowings under its Senior Secured Credit Facilities. The Partnership entered into a pay-fixed, receive-variable interest rate swap in September 2016 to hedge the interest rate risk associated with Tranche A-1 and Tranche A-3 of the Senior Secured Credit Facilities. The Partnership’s interest rate swap expires concurrently with the maturity of the Senior Secured Credit Facilities in April 2020. The Partnership elected to discontinue hedge accounting as of December 14, 2016 following the repayment of a portion of the outstanding indebtedness on Tranche A-1 and A-3 of the Senior Secured Credit Facilities (see Note 12, Long-Term Debt and Capital Lease Obligations). Interest expense for the year ended December 31, 2016 included the reclassification of an insignificant amount representing the effective portion of the hedge previously reported as a component of accumulated other comprehensive income.

The Partnership enters into derivative instruments to manage cash flow. The Partnership does not enter into derivative instruments for speculative or trading purposes. The counterparty to the Partnership’s interest rate swaps are major financial institutions.

The fair values of cash flow hedging instruments included in the condensed consolidated balance sheet as of December 31, 2016 were as follows:

	Balance Sheet Location	Asset Derivatives	Liability Derivatives
Derivatives designated as hedging instruments:
Foreign currency exchange forward contracts	Prepaid and other current assets	$188	$—
Foreign currency exchange forward contracts	Other long-term assets	632	—
Foreign currency purchased option contracts	Other long-term assets	626	—
Foreign currency exchange forward contracts	Other long-term liabilities	—	(51)
Total derivatives designated as hedging instruments		$1,446	$(51)
Derivatives not designated as hedging instruments:
Interest rate swap	Other long-term assets	484	—

The effects of instruments designated as cash flow hedges, the related changes in accumulated other comprehensive income and the gains and losses in income for the year ended December 31, 2016 were as follows:

	Amount of Gain (Loss) in Other Comprehensive Income on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Effective Portion	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Foreign exchange contracts	$770	Product Sales	$—	Product Sales	$1
Purchased options	$(175)	Product Sales	$—	Product Sales	$—

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(8) Derivative Instruments (Continued)

The estimated net amount of existing gains and losses in accumulated other comprehensive income expected to be transferred to the consolidated statement of operations during the next twelve months is insignificant.

The notional amounts of outstanding derivative instruments designated as cash flow hedges associated with outstanding or unsettled derivative instruments as of December 31, 2016 were as follows:

Foreign exchange forward contracts	$25,270
Foreign exchange purchased option contracts	8,160

The Prior Credit Agreement required the Predecessor to swap a minimum of 50% of the term loan balance outstanding under the Prior Senior Secured Credit Facilities. In connection with the issuance of the Prior Senior Secured Credit Facilities (see Note 12, Long-Term Debt and Capital Lease Obligations), the Predecessor entered into floating-to-fixed interest rate swaps (the Partnership received a floating market rate and paid a fixed interest rate) to manage the interest rate exposure related to the Prior Senior Secured Credit Facilities. All indebtedness outstanding under the Prior Senior Secured Credit Facilities was repaid in full on April 9, 2015, and the related interest rate swaps were terminated and paid the Predecessor a termination fee of $0.1 million.

The Partnership did not have derivative instruments designated as cash flow hedges during the years ended December 31, 2015 and 2014.

(9) Fair Value Measurements

The amounts reported in the consolidated balance sheets as cash and cash equivalents, accounts receivable, related party receivables, prepaid expenses and other current assets, accounts payable, related party payables and accrued liabilities, related party accrued liabilities and other current liabilities approximate fair value because of the short-term nature of these instruments.

Derivative instruments and long-term debt and capital lease obligations including the current portion are classified as Level 2 instruments due to the usage of market prices not quoted on active markets and other observable market data. The carrying amount of derivative instruments approximates fair value as of December 31, 2016. The carrying amount and estimated fair value of long-term debt and capital lease obligations as of December 31 2016 and 2015 was as follows:

	December 31, 2016		December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt and capital lease obligations including current portion	$350,795	$363,545	$207,631	$207,631

The fair value of the long-term debt and capital lease obligations are estimated based upon rates currently available for debt with similar terms and remaining maturities.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(10) Goodwill and Other Intangible Assets

Intangible Assets

Intangible assets consisted of the following at December 31:

		2016			2015 (Recast)
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Favorable customer contracts	3 years	$8,700	$(7,468)	$1,232	$8,700	$(5,698)	$3,002
Wood pellet contract	6 years	1,750	(1,611)	139	1,750	(1,353)	397
Total intangible assets		$10,450	$(9,079)	$1,371	$10,450	$(7,051)	$3,399

Intangible assets include favorable customer contracts associated with the acquisition of Green Circle in January 2015. The Partnership also recorded payments made to acquire a six-year wood pellet contract with a European utility in 2010 as an intangible asset. These costs are recoverable through the future revenue streams generated from the customer contracts and are closely related to the revenue from the customer contracts. The Partnership amortizes the customer contract intangible assets as deliveries are completed during the respective contract terms. During the years ended December 31, 2016, 2015 and 2014, amortization of $2.0 million, $6.0 million and $0.3 million, respectively, was included in cost of goods sold in the accompanying consolidated statements of operations.

The estimated aggregate maturities of amortization expense for the next five years are as follows:

Year Ending December 31:
2017	$1,063
2018	308
2019	—
2020	—
2021	—
Thereafter	—
Total	$1,371

Goodwill

In 2015, the Partnership recorded an addition to goodwill of $80.7 million as part of the acquisition of Cottondale by the sponsor and its contribution to the Partnership as part of the Reorganization. Goodwill also includes $4.9 million from the acquisitions in 2010 of a business from IN Group Companies and of a company now known as Enviva Pellets Amory. The Partnership’s reported goodwill balance of $85.6 million at December 31, 2016 and 2015 was allocated to the Partnership’s one reporting unit, which also represents the Partnership’s one segment.

(11) Assets Held for Sale

The Partnership has a controlling interest in Enviva Pellets Wiggins, an entity that owned a wood pellet plant in Stone County, Mississippi. In December 2016, the Partnership, with the authorization of the Partnership’s board of directors initiated a plan to sell the wood pellet plant (“Wiggins plant”)

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(11) Assets Held for Sale (Continued)

which triggered an evaluation of a potential asset impairment. The Partnership reclassified the Wiggins plant assets to current assets held for sale and ceased depreciation. In December 2016, the Partnership executed an agreement to sell certain assets of Wiggins with the closing of the transaction scheduled for January 20, 2017. The carrying amount of the assets held for sale exceeded the estimated fair value which resulted in a $10.0 million non-cash charge to earnings which is included in impairment of assets held for sale on the consolidated statement of operations. On January 20, 2017, the sales agreement terminated when the buyer failed to pay the purchase price. Subsequently, the Partnership ceased operations but the Wiggins plant remains available for immediate sale (See Note 20, Subsequent Events—Assets Held for Sale).

(12) Long-Term Debt and Capital Lease Obligations

Senior Notes Due 2021

On November 1, 2016, the Partnership and Enviva Finance Corp. (together with the Partnership, the “Issuers”), issued $300.0 million in aggregate principal amount of 8.5% senior unsecured notes due November 1, 2021 (the “Senior Notes”) to eligible purchasers in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended. Interest payments will be due semi-annually in arrears on May 1 and November 1, commencing May 1, 2017. The Partnership recorded $6.4 million in issue discounts and costs associated with the issuance of the Senior Notes, which have been recorded as a deduction to long-term debt and capital lease obligations.

The Partnership used $139.6 million of the net proceeds from the Senior Notes, together with cash on hand, to pay a portion of the purchase price for the Sampson Drop-Down and $159.8 million to repay borrowings, including accrued interest, under the Senior Secured Credit Facilities.

In connection with the issuance of the Senior Notes, on November 1, 2016, the Partnership entered into a Registration Rights Agreement among the Issuers, the guarantors and JP Morgan Securities LLC, as representative of the several initial purchasers of each series of the Notes. Pursuant to the Registration Rights Agreement, the Issuers and the guarantors agree that they will use commercially reasonable efforts to file a registration statement with the SEC to offer to exchange the Senior Notes for newly issued registered notes with terms substantially identical in all material respects to the Senior Notes (except that the registered notes will not be subject to restrictions on transfer), and cause the registration statement to become effective within 365 days of the closing date of the offering. If the exchange offer is not completed on or before the 365th day following the date of issuance of the Senior Notes, the annual interest rate on the Senior Notes will increase by 0.25% per annum (with an additional 0.25% per annum increase for each subsequent 90-day period that such additional interest continues to accrue, up to a maximum total additional interest rate increase of 1.00% per annum).

At any time prior to November 1, 2018, the Issuers may redeem up to 35% of the aggregate principal amount of the notes (including additional notes) issued under the Senior Notes at a redemption prices of 108.5% of the principal amount, plus accrued and unpaid interest, if any, to the

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(12) Long-Term Debt and Capital Lease Obligations (Continued)

redemption date, in an amount not greater than the net cash proceeds of one or more Equity Offering by the Partnership, provided that:

•                  at least 65% of the aggregate principal amount of the notes issued under the indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Partnership and its subsidiaries); and

•                  the redemption occurs within 120 days of the date of the closing of such Equity Offering.

On and after November 1, 2018, the Issuers may redeem all or a portion of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning November 1 on the years indicated below:

Year:	Percentages
2018	104.250%
2019	102.125%
2020 and thereafter	100.000%

The Senior Notes contain certain covenants applicable to the Partnership including, but not limited to (1) restricted payments, (2) incurrence of indebtedness and issuance of preferred securities, (3) liens, (4) dividend and other payment restrictions affecting subsidiaries, (5) merger, consolidation or sale of assets, (6) transactions with affiliates, (7) designation of restricted and unrestricted subsidiaries, (8) additional subsidiary guarantees, (9) business activities and (10) reporting obligations.

As of December 31, 2016, the Partnership was in compliance with all covenants and restrictions associated with, and no events of default existed under, the Senior Notes. The obligations under the Senior Notes are guaranteed by certain of the Partnership’s subsidiaries and secured by liens on substantially all of the Partnership’s assets.

Senior Secured Credit Facilities

On April 9, 2015, the Partnership entered into a Credit Agreement (the “Credit Agreement”) providing for $199.5 million aggregate principal amount of senior secured credit facilities (the “Original Credit Facilities”). The Original Credit Facilities consisted of (i) $99.5 million aggregate principal amount of Tranche A-1 advances, (ii) $75.0 million aggregate principal amount of Tranche A-2 advances and (iii) revolving credit commitments in an aggregate principal amount at any time outstanding, taken together with the face amount of letters of credit, not in excess of $25.0 million. The Partnership is also able to request loans under incremental facilities under the Credit Agreement on the terms and conditions and in the maximum aggregate principal amounts set forth therein, provided that lenders provide commitments to make loans under such incremental facilities.

On December 11, 2015, the Partnership entered into the First Incremental Term Loan Assumption Agreement (the “Assumption Agreement”) providing for $36.5 million of incremental borrowings (the “Incremental Term Advances” and, together with the Original Credit Facilities, the “Senior Secured

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(12) Long-Term Debt and Capital Lease Obligations (Continued)

Credit Facilities”) under the Credit Agreement. The Incremental Term Advances consisted of (i) $10.0 million aggregate principal amount of Tranche A-3 advances and (ii) $26.5 million aggregate principal amount of Tranche A-4 advances. Enviva FiberCo, LLC, an affiliate and a wholly owned subsidiary of the Partnership’s sponsor (“Enviva FiberCo”), became a lender pursuant to the Credit Agreement with a purchase of $15.0 million aggregate principal amount of the Tranche A-4 advances, net of a 1.0% lender fee. On June 30, 2016, Enviva FiberCo assigned all of its rights and obligations in its capacity as a lender to a third party. During the year ended December 31, 2016, the Partnership recorded $0.4 million interest expense related to this indebtedness.

On October 17, 2016, the Partnership entered into the Second Amendment to the Credit Agreement (the “Second Amendment”) under the Partnership’s Senior Secured Credit Facilities. Following the Sampson Drop-Down, the Second Amendment provided for an increase from $25.0 million to $100.0 million of the revolving credit commitments.

On December 14, 2016, proceeds from the Senior Notes were used to repay all outstanding indebtedness, including accrued interest of $74.7 million for Tranche A-2 and $26.5 million for Tranche A-4, under the Senior Secured Credit Facilities, and to repay a portion of the outstanding indebtedness including accrued interest of $53.6 million for Tranche A-1 and $5.1 million for Tranche A-3 under the Senior Secured Credit Facilities. For the year ended December 31, 2016, the Partnership recorded a $4.4 million loss on early retirement of debt obligation related to the repayments.

The Senior Secured Credit Facilities mature in April 2020. Borrowings under the Senior Secured Credit Facilities bear interest, at the Partnership’s option, at either a base rate plus an applicable margin or at a Eurodollar rate (with a 1.00% floor for term loan borrowings) plus an applicable margin. The applicable margin is (i) for Tranche A-1 and Tranche A-3 base rate borrowings, 3.10% through April 2017, 2.95% thereafter through April 2018 and 2.80% thereafter, and for Tranche A-1 and Tranche A-3 Eurodollar rate borrowings, 4.10% through April 2017, 3.95% thereafter through April 2018 and 3.80% thereafter and (ii) 3.25% revolving facility base rate borrowings and 4.25% for revolving facility Eurodollar rate borrowings. On December 31, 2015, Tranche A-3 advance was converted to Eurodollar borrowings. The applicable margin for revolving facility borrowings will be reduced by 0.50% if the Total Leverage Ratio is less than or equal to 2.00:1.00. During the continuance of an event of default, overdue amounts under the Senior Secured Credit Facilities will bear interest at 2.00% plus the otherwise applicable interest rate.

The Senior Secured Credit Facilities include a commitment fee payable on undrawn revolving credit facility commitments of 0.50% per annum (subject to a stepdown of 0.375% per annum if the Total Leverage Ratio is less than or equal to 2.00:1.00). Letters of credit issued under the revolving credit facility are subject to a fee calculated at the applicable margin for revolving credit facility Eurodollar rate borrowings.

Interest is payable quarterly for loans bearing interest at the base rate and at the end of the applicable interest period for loans bearing interest at the Eurodollar rate. The principal amounts of the Tranche A-1 and Tranche A-3 facilities are payable in quarterly installments of 0.50% through March 2017, 0.75% thereafter through March 2018 and 1.25% thereafter, in each case subject to a quarterly increase of 0.50% during each year if less than 75% of the aggregate projected production

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(12) Long-Term Debt and Capital Lease Obligations (Continued)

capacity of the wood pellet production plants for the two-year period beginning on January 1 of such year is contracted to be sold during such period pursuant to certain qualifying off-take contracts. All outstanding amounts under the Senior Secured Credit Facilities will be due and the letter of credit commitments will terminate on the maturity date or upon earlier prepayment or acceleration.

The Partnership had $6.5 million outstanding under the revolving credit commitments as of December 31, 2016 and $0 at December 31, 2015.

The Partnership had $4.0 million and $5.0 million outstanding under the letter of credit facility as of December 31, 2016 and 2015, respectively. The letters of credit were issued in connection with contracts between the Partnership and third parties, in the ordinary course of business. The amounts required to be secured with letters of credit under these contracts may be adjusted or cancelled based on the specific third-party contract terms. The amounts outstanding are subject to automatic extensions through the termination dates of the letters of credit facilities. The letters of credit are not cash collateralized and there are no unreimbursed drawings under the letters of credit. Letters of credit issued under the revolving facility are subject to a fee calculated at the applicable margin for revolving facility Eurodollar rate borrowings.

The Partnership is required to make mandatory prepayments of the Senior Secured Credit Facilities with the proceeds of certain asset sales and debt incurrences. The Partnership may voluntarily prepay the Senior Secured Credit Facilities in whole or in part at any time without premium or penalty.

The Credit Agreement contains certain covenants, restrictions and events of default including, but not limited to, a change of control restriction and limitations on the Partnership’s ability to (i) incur indebtedness, (ii) pay dividends or make other distributions, (iii) prepay, redeem or repurchase certain debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates, (viii) consolidate or merge and (ix) assign certain material contracts to third parties or unrestricted subsidiaries. The Partnership will be restricted from making distributions if an event of default exists under the Credit Agreement or if the interest coverage ratio (determined as the ratio of consolidated EBITDA, as defined in the Credit Agreement, to consolidated interest expense, determined quarterly) is less than 2.25:1.00 at such time.

Pursuant to the Credit Agreement, the Partnership is required to maintain, as of the last day of each fiscal quarter, a ratio of total debt to consolidated EBITDA (“Total Leverage Ratio”), as defined in the Credit Agreement, of not more than a maximum ratio, initially set at 4.25:1.00 and stepping down to 3.75:1.00 during the term of the Credit Agreement; provided that the maximum permitted Total Leverage Ratio will be increased by 0.50:1.00 for the period from the consummation of certain qualifying acquisitions through the end of the second full fiscal quarter thereafter.

As of December 31, 2016, the Partnership was in compliance with all covenants and restrictions associated with, and no events of default existed under, the Credit Agreement. The obligations under the Credit Agreement are guaranteed by certain of the Partnership’s subsidiaries and secured by liens on substantially all assets.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(12) Long-Term Debt and Capital Lease Obligations (Continued)

Prior Senior Secured Credit Facilities

In November 2012, the Predecessor entered into the Credit and Guaranty Agreement (the “Prior Credit Agreement”) that provided for a $120.0 million aggregate principal amount of senior secured credit facilities (the “Prior Senior Secured Credit Facilities”). All outstanding indebtedness under the Prior Senior Secured Credit Facilities was repaid in full, including related accrued interest, in the amount of $82.2 million on April 9, 2015. The Partnership funded the repayment with a portion of borrowings under the Original Credit Facilities. For the year ended December 31, 2015, the Partnership recorded a $4.7 million loss on early retirement of debt obligation related to the repayment.

Related Party Notes Payable

On January 22, 2016, a non-controlling interest holder in Wiggins became the holder of the $3.3 million Enviva Pellets Wiggins construction loan and working capital line. Related party interest expense associated with the related party notes payable was insignificant during the year ended December 31, 2016. The construction loan and working capital line outstanding principal of $3.1 million and an insignificant amount of accrued interest were repaid in full by Wiggins on the October 18, 2016 maturity date.

In connection with the January 5, 2015 acquisition of Green Circle, the sponsor made a term advance of $36.7 million to Green Circle under a revolving note. The revolving note accrued interest at an annual rate of 4.0%. In connection with the acquisition, the sponsor also advanced its wholly owned subsidiary, Acquisition II, $50.0 million under a note payable accruing interest at an annual rate of 4.0%. Cottondale repaid $4.8 million of the outstanding principal in March 2015. As a result of the sponsor’s contribution of Acquisition II, which owned Cottondale, to the Partnership on April 9, 2015, the Partnership recorded $81.9 million of outstanding principal and $0.9 million of accrued interest related to these notes. In connection with the closing of the IPO on May 4, 2015, the related party notes payable outstanding principal of $81.9 million and related accrued interest of $1.1 million were repaid by the Partnership to the sponsor. During the year ended December 31, 2015, $1.1 million of related party interest expense associated with the related party notes payable was incurred.

Southampton Promissory Note

In connection with the purchase of land for the Southampton plant, the Partnership entered into a $1.5 million promissory note with Southampton County, Virginia, with no stated interest, maturing on June 8, 2017. The effective-interest method was applied using an interest rate of 7.6% to determine the present value of $1.1 million on June 8, 2012. On February 24, 2014, the Partnership amended its performance agreement with Southampton County. Under the amended terms, the Partnership reduced its promissory note balance and its claims to receive certain incentive payments by $0.6 million. As a result of the amendment, the present value of the outstanding promissory note is approximately $0.7 million. (see Note 19, Commitments and Contingencies—Southampton Promissory Note). Interest expense during the years ended December 31, 2016, 2015 and 2014 was insignificant.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(12) Long-Term Debt and Capital Lease Obligations (Continued)

Long-term debt, at carrying value which approximates fair value, and capital lease obligations consisted of the following at December 31:

	2016	2015 (Recast)
Senior Notes, net of unamortized discount and debt issuance costs of $6.2 million as of as of December 31, 2016	$293,797	$—
Senior Secured Credit Facilities, Tranche A-1 Advances, net of unamortized discount and debt issuance costs of $1.4 million as of December 31, 2016 and $3.6 million as of December 31, 2015	41,651	94,444
Senior Secured Credit Facilities, Tranche A-2 Advances, net of unamortized discount and debt issuance costs of $0 as of December 31, 2016 and $2.5 million as of December 31, 2015	—	71,913
Senior Secured Credit Facilities, Tranche A-3 Advances, net of unamortized discount and debt issuance costs of $0.2 million as of December 31, 2016 and $0.6 million as of December 31, 2015	4,489	9,300
Senior Secured Credit Facilities, Tranche A-4 Advances, net of unamortized discount and debt issuance costs of $0 as of December 31, 2016 and $0.9 million as of December 31, 2015	—	25,538
Senior Secured Credit Facilities, revolving credit commitments, at a Eurodollar Rate of 7.0% at December 31, 2016	6,500	—
Other loans	2,759	6,107
Capital leases	1,599	329
Total long-term debt and capital lease obligations	350,795	207,631
Less current portion of long-term debt and capital lease obligations	(4,109)	(6,673)
Long-term debt and capital lease obligations, excluding current installments	$346,686	$200,958

The aggregate maturities of long-term debt and capital lease obligations, net of unamortized discount and debt issuance costs, are as follows:

Year Ending December 31:
2017	$2,492
2018	5,562
2019	4,005
2020	39,599
2021	299,137
Thereafter	—
Total long-term debt and capital lease obligations	$350,795

Depreciation expense relating to assets held under capital lease obligations was $0.2 million, $0.1 million and $0.1 million for each of the years ended December 31, 2016, 2015 and 2014, respectively.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(13) Related Party Transactions

Management Services Agreement

On April 9, 2015, the Partnership, the General Partner, the Predecessor, Enviva GP, LLC and certain subsidiaries of the Predecessor (collectively, the “Service Recipients”) entered into a five-year Management Services Agreement (the “MSA”) with Enviva Management Company, LLC (the “Provider”), a wholly owned subsidiary of Enviva Holdings, LP, pursuant to which the Provider provides the Service Recipients with operations, general administrative, management and other services (the “Services”). Under the terms of the MSA, the Service Recipients are required to reimburse the Provider for the amount of all direct or indirect, internal or third-party expenses incurred by the Provider in connection with its provision of the Services, including without limitation: (i) the portion of the salary and benefits of the employees engaged in providing the Services reasonably allocable to the Service Recipients; (ii) the charges and expenses of any third party retained to provide any portion of the Services; (iii) office rent and expenses and other overhead costs incurred in connection with, or reasonably allocable to, providing the Services; (iv) amounts related to the payment of taxes related to the business of the Service Recipients; and (v) costs and expenses incurred in connection with the formation, capitalization, business or other activities of the Provider pursuant to the MSA.

Direct or indirect, internal or third-party expenses incurred are either directly identifiable or allocated to the Partnership by the Provider. The Provider estimates the percentage of salary, benefits, third-party costs, office rent and expenses and any other overhead costs incurred by the Provider associated with the Services to be provided to the Partnership. Each month, the Provider allocates the actual costs accumulated in the financial accounting system using these estimates. The Provider charges the Partnership for any directly identifiable costs such as goods or services provided at the Partnership’s request.

During the year ended December 31, 2016, cost of goods sold of $37.9 million and general and administrative expenses of $15.4 million were allocated to the Partnership under the MSA based on the nature of the expenses.

During the year ended December 31, 2015, cost of goods sold of $22.3 million and general and administrative expenses of $15.3 million were allocated to the Partnership under the MSA based on the nature of the expenses.

As of December 31 2016, the Partnership had $10.6 million included in related party payables primarily related to the MSA. As of December 31, 2015, the Partnership had $11.6 million in related party payables which included $6.5 million primarily related to the MSA and $5.0 million due to the sponsor in connection with the Southampton Drop-Down.

Prior Management Services Agreement

On November 9, 2012, the Predecessor entered into a six-year management services agreement (the “Prior MSA”) with Enviva Holdings, LP (the “Prior Provider”) to provide the Predecessor with general administrative and management services and other similar services.

During the years ended December 31, 2015 and 2014, the Predecessor recorded $0.5 million and $0.9 million, respectively, of general and administrative expenses that were incurred by the Prior

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(13) Related Party Transactions (Continued)

Provider and recorded as capital contributions. The Prior MSA automatically terminated upon the execution of the MSA.

Common Control Transactions

On January 5, 2015, the sponsor acquired Green Circle, which owned the Cottondale plant. Acquisition I contributed Green Circle to the Partnership in April 2015 in exchange for subordinated units in the Partnership. Prior to such contribution, the sponsor converted Green Circle into a Delaware limited liability company and changed the name of the entity to “Enviva Pellets Cottondale, LLC” (see Note 1, Description of Business and Basis of Presentation).

In connection with the closing of the Senior Secured Credit Facilities (see Note 12, Long-Term Debt and Capital Lease Obligations), on December 11, 2015, under the terms of a Contribution Agreement by and among the Partnership and the Hancock JV, the Hancock JV contributed to Enviva, LP, all of the issued and outstanding limited liability company interests in Southampton for total consideration of $131.0 million (see Note 1, Description of Business and Basis of Presentation).

On December 14, 2016, the Partnership acquired Sampson from the Hancock JV for total consideration of $175.0 million (see Note 1, Description of Business and Basis of Presentation).

Related Party Indebtedness

On December 11, 2015, Enviva FiberCo became a lender pursuant to the Credit Agreement with a purchase of $15.0 million aggregate principal amount of the Tranche A-4 term advances, net of a 1.0% lender fee. On June 30, 2016, Enviva FiberCo assigned all of its rights and obligations in its capacity as a lender to a third party. During the year ended December 31, 2016, the Partnership recorded $0.4 million interest expense related to this indebtedness.

Related Party Notes Payable

On January 22, 2016, a non-controlling interest holder in Wiggins became the holder of the $3.3 million Wiggins construction loan and working capital line. Related party interest expense associated with the related party notes payable was insignificant during the year ended December 31, 2016. The construction loan and working capital line outstanding principal of $3.1 million and an insignificant amount of accrued interest were repaid in full by Wiggins on the October 18, 2016 maturity date.

The net assets contributed by the sponsor on April 19, 2015 included notes payable issued by the sponsor to related parties. In January 2015, the sponsor issued a revolving note to Green Circle in the amount of $36.7 million and issued a note payable to Acquisition II in the amount of $50.0 million. In connection with the closing of the IPO on May 4, 2015, the related party notes payable outstanding principal of $81.9 million and accrued interest of $1.1 million were repaid by the Partnership (see Note 12, Long-Term Debt and Capital Lease Obligations).

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(13) Related Party Transactions (Continued)

Biomass Purchase and Prior Terminal Services Agreements

On April 9, 2015, the Partnership entered into the Biomass Purchase Agreement with the Hancock JV (the “Biomass Purchase Agreement”) pursuant to which the Hancock JV sold to the Partnership, at a fixed price per metric ton, certain volumes of wood pellets per month. The Partnership sold the wood pellets purchased from the Hancock JV to customers under the Partnership’s existing off-take contracts. The Partnership also entered into a Terminal Services Agreement pursuant to which the Partnership would have provided terminal services at the Chesapeake terminal for the production from the Southampton plant that was not sold to the Partnership under the Biomass Purchase Agreement.

The Hancock JV sold all wood pellets produced to the Partnership at a fixed price per metric ton from April 10, 2015 through December 11, 2015, the date of the Southampton Drop-Down. As a result of the Partnership purchasing all wood pellets produced by the Hancock JV, no terminal service fees were recorded. In connection with the Southampton Drop-Down, the Partnership entered into termination agreements with the Hancock JV to terminate such sales and to terminate the Terminal Services Agreement. As a result of the Southampton Drop-Down and the recasting of the consolidated financial statements, certain costs incurred under the Biomass Purchase Agreement have been eliminated.

On September 26, 2016, Enviva, LP and Sampson, a wholly owned subsidiary of the Hancock JV, entered into two confirmations under the Biomass Purchase Agreement pursuant to which Enviva, LP agreed to sell to Sampson 140,000 MT of wood pellets, and Sampson agreed to sell to Enviva, LP 140,000 MT of wood pellets. On December 14, 2016, the Partnership and the Hancock JV terminated the agreement. As a result of the Sampson Drop-Down and the recasting of the consolidated financial statements, certain revenue and costs incurred under the Biomass Purchase Agreement have been eliminated.

Enviva FiberCo, LLC

The Partnership purchases raw materials from Enviva FiberCo, LLC (FiberCo”), a wholly owned subsidiary of the sponsor. Raw material purchases during 2016 from FiberCo were $3.7 million. Raw material purchases from FiberCo were insignificant for the year ended December 31, 2015 and $0 for the year ended December 31, 2014.

Related Party Indemnification

In accordance with the terms of the Contribution Agreement for the Sampson Drop-Down, the Hancock JV agreed to indemnify the Partnership, its affiliates and officers from all costs and losses arising from certain vendor liabilities and claims related to the construction of the Sampson plant. At December 31, 2016, accrued liabilities included $6.4 million related to work performed by certain vendors. The Partnership recorded a corresponding related party receivable from the Hancock JV of $6.4 million for reimbursement of these amounts (see Note 1, Description of Business and Basis of Presentation).

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(13) Related Party Transactions (Continued)

Secondary Supply Agreement

On December 14, 2016, the Partnership entered into a secondary supply agreement with the Hancock JV, pursuant to which the Partnership will sell to the Hancock JV, on a fixed-price basis, approximately 95,000 MTPY of wood pellets beginning in 2020 through December 31, 2034.

Terminal Services Agreement

On December 14, 2016, the Enviva, LP and a wholly owned subsidiary of the Hancock JV entered into a terminal services agreement pursuant to which wood pellets produced at our Sampson plant are transported by truck to the marine terminal in Wilmington, North Carolina (the “Wilmington terminal”), where they are received, stored and ultimately loaded onto oceangoing vessels for transport to our customers. During the year ended December 31, 2016, $0.4 million was expensed related to the terminal services and is included in cost of goods sold on the consolidated statements of operations. As of December 31 2016, an insignificant amount was included in related party payables related to the terminal services.

(14) Operating Leases

The MSA fee charged by Enviva Holdings, LP to the Partnership includes rent related amounts for a noncancelable operating lease for office space in Maryland held by Enviva Holdings, LP. Rent expense was insignificant for the years ended December 31, 2016, 2015 and 2014.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2016 are as follows:

2017	$2,807
2018	1,000
2019	80
2020	—
2021	—
Later years	—
Total future minimum lease payments	$3,887

(15) Income Taxes

The Partnership’s operations are organized as limited partnerships and entities that are disregarded entities for federal and state income tax purposes. As a result, the Partnership is not subject to U.S. federal and most state income taxes. The partners and unitholders of the Partnership are liable for these income taxes on their share of the Partnership’s taxable income. Some states impose franchise and capital taxes on the Partnership. Such taxes are not material to the consolidated financial statements and have been included in other income (expense) as incurred.

For fiscal year 2016, the only periods subject to examination for federal and state income tax returns are 2013 through 2016. The Partnership believes its income tax filing positions, including its status as a pass-through entity, would be sustained on audit and does not anticipate any adjustments

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(15) Income Taxes (Continued)

that would result in a material change to its consolidated balance sheet. Therefore, no reserves for uncertain tax positions, nor interest and penalties, have been recorded. For the years ended December 31, 2015 and 2014, no provision for federal or state income taxes has been recorded in the consolidated financial statements.

The Partnership’s consolidated financial statements include Enviva Finance Corp., which is a wholly-owned C corporation that was formed for the purpose of being the co-issuer of the Partnership’s Senior Notes. There were no activities generated by Enviva Finance Corp. during 2016, therefore, no provision for federal or state income taxes has been recorded in the consolidated financial statements.

The Partnership’s consolidated statement of income for the year ended December 31, 2015, includes income tax expense of $2.7 million related to the activities of the Cottondale plant from the date of acquisition on January 5, 2015 through April 8, 2015. This amount is reflected as a capital contribution. During this period, Green Circle was a corporate subsidiary of the predecessor entity of Acquisition II. Green Circle, which is now Enviva Cottondale Acquisition I, LLC, and Acquisition II were each treated as a corporation for federal income tax purposes until April 7, 2015 and April 8, 2015, respectively. Prior to the contribution of Acquisition II to the Partnership on April 9, 2015, the financial results of the predecessor entity of each of Acquisition II and Green Circle were included in the consolidated federal income tax return of the tax paying entity, Acquisition I.

(16) Partners’ Capital

In connection with the closing of the IPO, the Partnership recapitalized the outstanding limited partner interests held by the sponsor into 405,138 common units and 11,905,138 subordinated units representing a 51.7% ownership interest in the Partnership as of the closing of the IPO. On December 11, 2015, the Partnership issued 942,023 common units to a wholly owned subsidiary of the sponsor in connection with the Southampton Drop-Down. In addition, the sponsor is the owner of the General Partner and the General Partner holds the IDRs.

Allocations of Net Income

The Partnership’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) contains provisions for the allocation of net income and loss to the unitholders of the Partnership and the General Partner. For purposes of maintaining partner capital accounts, the Partnership Agreement specifies that items of income and loss shall be allocated among the partners of the Partnership in accordance with their respective percentage ownership interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to the General Partner.

Incentive Distribution Rights

IDRs represent the right to receive increasing percentages (ranging from 15.0% to 50.0%) of quarterly distributions from operating surplus after distributions if amounts exceeding specified target distribution levels have been achieved. The General Partner currently holds the IDRs, but may transfer these rights at any time.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(16) Partners’ Capital (Continued)

At-the-Market Offering Program

On August 8, 2016, the Partnership filed a prospectus supplement to the shelf registration filed with the SEC on June 24, 2016, for the continuous offering of up to $100.0 million of common units, in amounts, at prices, and on terms to be determined by market conditions and other factors at the time of the offerings. In August 2016, the Partnership entered into an equity distribution agreement (the “Equity Distribution Agreement”) with certain managers pursuant to which the Partnership may offer and sell common units from time to time through one or more of the managers, subject to the terms and conditions set forth in the Equity Distribution Agreement, of up to an aggregate sales amount of $100.0 million (the “ATM Program”).

During the year ended December 31, 2016, the Partnership sold 358,593 common units under the Equity Distribution Agreement for net proceeds of $9.3 million, net of $0.1 million of commissions. Deferred issuance costs of approximately $0.4 million, primarily consisting of legal, accounting and other fees, were offset against the proceeds. Net proceeds from sales under the ATM Program were used for general partnership purposes.

Sampson Drop-Down

As partial consideration for the Sampson Drop-Down, the Partnership issued 1,098,415 common units at a price of $27.31 per unit, or $30.0 million of common units, to affiliates of John Hancock Life Insurance Company (see Note 4, Transactions Between Entities Under Common Control).

Cash Distributions

The partnership agreement sets forth the calculation to be used to determine the amount of cash distributions that the common and subordinated unitholders and sponsor will receive.

The following table details the cash distributions paid or declared per common unit for 2015 and 2016 (in millions, except per unit amounts):

Quarter Ended	Declaration Date	Record Date	Payment Date	Distribution Per Unit	Total Cash Distribution	Total Payment to General Partner for Incentive Distribution Rights
June 30, 2015	July 29, 2015	August 14, 2015	August 31, 2015	$0.2630	$6.3	$—
September 30, 2015	October 28, 2015	November 17, 2015	November 27, 2015	$0.4400	$10.5	$—
December 31, 2015	February 3, 2016	February 17, 2016	February 29, 2016	$0.4600	$11.4	$—
March 31, 2016	May 4, 2016	May 16, 2016	May 27, 2016	$0.5100	$12.6	$0.2
June 30, 2016	August 3, 2016	August 15, 2016	August 29, 2016	$0.5250	$13.0	$0.3
September 30, 2016	November 2, 2016	November 14, 2016	November 29, 2016	$0.5300	$13.3	$0.3
December 31, 2016	February 1, 2017	February 15, 2017	February 28, 2017	$0.5350	$14.1	$0.4

For purposes of calculating the Partnership’s earnings per unit under the two-class method, common units are treated as participating preferred units, and the subordinated units are treated as the residual equity interest, or common equity. IDRs are treated as participating securities.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(16) Partners’ Capital (Continued)

Distributions made in future periods based on the current period calculation of cash available for distribution are allocated to each class of equity that will receive the distribution. Any unpaid cumulative distributions are allocated to the appropriate class of equity.

The Partnership determines the amount of cash available for distribution for each quarter in accordance with the partnership agreement. The amount to be distributed to common unitholders, subordinated unitholders and IDRs holders is based on the distribution waterfall set forth in the partnership agreement. Net earnings for the quarter are allocated to each class of partnership interest based on the distributions to be made. Additionally, if, during the subordination period, the Partnership does not have enough cash available to make the required minimum distribution to the common unitholders, the Partnership will allocate net earnings to the common unitholders based on the amount of distributions in arrears. When actual cash distributions are made based on distributions in arrears, those cash distributions will not be allocated to the common unitholders, as such earnings were allocated in previous quarters.

Accumulated Other Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, and gains and losses that under GAAP are included in comprehensive income but excluded from net income. The Partnership’s other comprehensive income consists of unrealized gains and losses related to derivative instruments accounted for as cash flow hedges. There was no other comprehensive income for the year ended December 31, 2015.

The following table presents the changes in accumulated other comprehensive income for year ended December 31, 2016:

Unrealized Losses on Derivative Instruments
Balance at December 31, 2015	$—
Net unrealized losses	(246)
Reclassification of net gains to net income	841
Accumulated other comprehensive income	$595

Noncontrolling Interests—Enviva Pellets Wiggins, LLC

The Partnership has a controlling interest in Enviva Pellets Wiggins (formerly known as “Tomorrow’s Energy, LLC”), a Mississippi limited liability company located in Stone County, Mississippi. The Partnership and the former owners of Tomorrow’s Energy LLC each held 10.0 million Series B units in the joint venture. Enviva committed to invest up to $10.0 million in expansion and other capital for the plant in return for 10.0 million Series A units. Due to capital requirements, the Enviva Pellets Wiggins board of managers approved for Enviva to invest an additional $10.0 million in return for an additional 10.0 million Series A units and 10.0 million Series B units. At December 31,

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(16) Partners’ Capital (Continued)

2016 and 2015, the Company held 20.0 million of the 30.0 million outstanding Series B units, which accounted for a 67% controlling interest.

A prior owner who is currently a holder of an interest in Series B units of Enviva Pellets Wiggins owns 0.5 million Series A units which were acquired for a cash contribution of $0.5 million under an option granted as part of the initial acquisition. Board and voting control still resides with the Partnership.

In December 2016, the Partnership executed an agreement to sell certain assets of Enviva Pellets Wiggins for consideration of $2.7 million with closing of the transaction scheduled for January 20, 2017. On January 20, 2017, the sale was cancelled upon breach by the buyer, and the Partnership ceased operations at the Wiggins plant (See Note 11, Assets Held for Sale).

Noncontrolling Interests—Hancock JV

Sampson was a wholly-owned subsidiary of the Hancock JV prior to the Sampson Drop-Down. The Partnership’s financial statements have been recast to include the financial results of Sampson as if the Sampson Drop-Down had occurred on May 15, 2013, the date Sampson was originally organized. The interests of the Hancock JV’s third-party investors in Sampson for periods prior to the Drop-Down have been reflected as a non-controlling interest in the Partnership’s financial statements. The Partnership’s consolidated statements of operations for the years ended December 31, 2016, 2015, and 2014 include net losses of $3.3 million, $1.9 million and $0.1 million, respectively, attributable to the non-controlling interests in Sampson.

(17) Equity-Based Awards

Long-Term Incentive Plan

The General Partner maintains the Enviva Partners, LP Long-Term Incentive Plan (“LTIP”) for employees, consultants and directors of the General Partner and any of its affiliates that perform services for the Partnership. The LTIP provides for the grant, from time to time, at the discretion of the board of directors of the General Partner or a committee thereof, of unit options, unit appreciation rights, restricted units, phantom units, DERs, unit awards, and other unit-based awards. The LTIP limits the number of common units that may be delivered pursuant to awards under the plan to 2,738,182 common units. Common units subject to awards that are forfeited, cancelled, exercised, paid, or otherwise terminate or expire without the actual delivery of common units will be available for delivery pursuant to other awards. The common units under the LTIP will consist, in whole or in part, of common units acquired in the open market or from any affiliate or any other person, newly issued common units or any combination of the foregoing as determined by the Board of Directors of the General Partner or a committee thereof.

During 2016 and 2015, the Board granted phantom units in tandem with corresponding DERs to employees of the Provider who provide services to the Partnership (the “Affiliate Grants”), and phantom units in tandem with corresponding DERs to certain non-employee directors of the General Partner (the “Director Grants”). The phantom units and corresponding DERs are subject to certain vesting and forfeiture provisions. Award recipients do not have all the rights of a unitholder with respect to the phantom units until the phantom units have vested and been settled. Awards of the

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(17) Equity-Based Awards (Continued)

phantom units are settled in common units within 60 days after the applicable vesting date. If a phantom unit award recipient experiences a termination of service under certain circumstances set forth in the applicable award agreement, the unvested phantom units and corresponding DERs are forfeited.

A summary of the Affiliate Grants for the years ended December 31, 2016 and 2015 is set forth below:

	Phantom Units		Performance-Based Phantom Units		Total Affiliate Grant Phantom Units
	Units	Weighted Average Grant Date Fair Value (per unit)(1)	Units	Weighted Average Grant Date Fair Value (per unit)(1)	Units	Weighted Average Grant Date Fair Value (per unit)(1)
Nonvested December 31, 2014	—	$—	—	$—	—	$—
Granted	200,351	$20.62	81,803	$20.36	282,154	$20.54
Forfeitures	(12,230)	$21.26	—	$—	(12,230)	$21.26
Vested	—	$—	—	$—	—	$—
Nonvested December 31, 2015	188,121	$20.58	81,803	$20.36	269,924	$20.51
Granted	207,404	$18.32	174,045	$19.16	381,449	$18.71
Forfeitures	(49,372)	$19.93	(20,493)	$20.57	(69,865)	$20.11
Vested	—	$—	—	$—	—	$—
Nonvested December 31, 2016	346,153	$19.32	235,355	$19.46	581,508	$19.37

(1)                                 Determined by dividing the aggregate grant date fair value of awards by the number of awards issued.

Phantom units subject to the Affiliate Grants vest on the third anniversary of the grant date except for performance-based phantom units which vest on the achievement of specific performance milestones. The fair value of the Affiliate Grants was $7.1 million based on the market price per unit on the applicable date of grant. These units are accounted for as if they are distributed by the Partnership. The fair value of the Affiliate Grants is remeasured by the Provider at each reporting period until the award is settled. Compensation cost recorded each period will vary based on the change in the award’s fair value. For awards with performance goals, the expense is accrued only if the performance goals are considered to be probable of occurring. The Provider recognizes unit-based compensation expense for the units awarded and a portion of that expense is allocated to the Partnership. The Provider allocates unit-based compensation expense to the Partnership in the same manner as other corporate expenses. The Partnership’s portion of the unit-based compensation expense is included in general and administrative expenses. The Partnership recognized $3.1 million and $0.4 million of general and administrative expense associated with the Affiliate Grants during the years ended December 31, 2016 and 2015, respectively.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(17) Equity-Based Awards (Continued)

A summary of the Director Grant unit awards subject to vesting for the years ended December 31, 2016 and 2015, is set forth below:

	Phantom Units		Performance-Based Phantom Units		Total Affiliate Grant Phantom Units
	Units	Weighted Average Grant Date Fair Value (per unit)(1)	Units	Weighted Average Grant Date Fair Value (per unit)(1)	Units	Weighted Average Grant Date Fair Value (per unit)(1)
Nonvested December 31, 2014	—	$—	—	$—	—	$—
Granted	14,112	$21.26	—	$—	14,112	$21.26
Forfeitures	—	$—	—	$—	—	$—
Vested	—	$—	—	$—	—	$—
Nonvested December 31, 2015	14,112	$21.26	—	$—	14,112	$21.26
Granted	17,724	$22.57	—	$—	17,724	$22.57
Forfeitures	—	$—	—	$—	—	$—
Vested	(14,112)	$21.26	—	$—	(14,112)	$21.26
Nonvested December 31, 2016	17,724	$22.57	—	$—	17,724	$22.57

(1)                                 Determined by dividing the aggregate grant date fair value of awards by the number of awards issued.

On May 4, 2016, the Director Grants that were nonvested at December 31, 2015 vested and common units were issued under the Director Grants. Director Grant phantom units valued at $0.4 million were granted May 4, 2016 and vest on the first anniversary of the grant date, May 4, 2017. For the year ended December 31, 2016, the Partnership recorded $0.4 million of compensation expense with respect to the Director Grants. For the year ended December 31, 2015, an insignificant amount of compensation expense with respect to the Director Grants was recorded.

The DERs associated with the Affiliate Grants and the Director Grants subject to time-based vesting entitle the recipients to receive payments equal to any distributions made by the Partnership to the holders of common units within 60 days following the record date for such distributions. The DERs associated with the Affiliate Grants subject to performance-based vesting will remain outstanding and unpaid from the grant date until the earlier of the settlement or forfeiture of the related performance-based phantom units. Unpaid DER amounts related to the performance-based Affiliate Grants at December 31, 2016 were $0.4 million and included in accrued liabilities and $0.2 million and included in other long-term liabilities on the consolidated balance sheets. Unpaid DER amounts related to the performance-based Affiliate Grants at December 31, 2015 were insignificant. DER distributions are paid by an affiliate and were $0.7 million for the year ended December 31, 2016 and insignificant for the year ended December 31, 2015. At December 31, 2016, $0.4 million of DER distributions are included in related party accrued liabilities.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(18) Net Income per Limited Partner Unit

Net income per unit applicable to limited partners (including subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting any incentive distributions, by the weighted-average number of outstanding common and subordinated units. Pursuant to the Partnership Agreement, the Partnership’s net income is allocated to the limited partners in accordance with their respective ownership percentages, after giving effect to priority income allocations for incentive distributions, which are declared and paid following the close of each quarter to the holders of the IDRs. Earnings per unit is only calculated for the Partnership for the periods following the IPO as no units were outstanding prior to the IPO on May 4, 2015. Earnings in excess of distributions are allocated to the limited partners based on their respective ownership interests. Payments made to the Partnership’s unitholders are determined in relation to actual distributions declared and are not based on the net income allocations used in the calculation of earnings per unit.

In addition to the common and subordinated units, the Partnership has also identified the IDRs and phantom units as participating securities and uses the two-class method when calculating the net income per unit applicable to limited partners, which is based on the weighted-average number of common units outstanding during the period. Diluted net income per unit includes the effects of potentially dilutive time-based and performance-based phantom units on the Partnership’s common units. Basic and diluted earnings per unit applicable to subordinated limited partners are the same because there are no potentially dilutive subordinated units outstanding.

The computation of net income (loss) per limited partner unit is a follows for the years ended December 31:

	2016	2015 (Recast)	2014 (Recast)
			(Predecessor)
	(in thousands, except per unit amounts)
Net income (loss)	$17,723	$19,460	$(3,391)
Less net loss attributable to noncontrolling partners’ interests	3,654	1,899	215
Net income (loss) attributable to Enviva Partners, LP	$21,377	$21,359	$(3,176)
Less: Predecessor loss to May 4, 2015 (prior to IPO)	$—	$(2,132)	264
Less: Pre-acquisition income from April 10, 2015 to December 10, 2015 from operations of Southampton Drop-Down allocated to General Partner	—	6,264
Less: Pre-acquisition income from inception to December 13, 2016 from operations of Sampson Drop-Down allocated to General Partner	(3,231)	(1,815)	(3,440)
Enviva Partners, LP limited partners’ interest in net income (loss)	$24,608	$19,042	$—
Less: Distributions declared on:
Common units	26,933	$14,282
Subordinated units	24,167	13,846
IDRs	1,077	—
Total distributions declared	52,177	28,128
Earnings less than distributions	$(27,569)	$(9,086)

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(18) Net Income per Limited Partner Unit (Continued)

Basic and diluted net income (loss) per limited partner unit is a follows:

	Year Ended December 31, 2016
	Common Units	Subordinated Units	General Partner
	(in thousands)
Weighted average common units outstanding—basic	13,002	11,905	—
Effect of nonvested phantom units	557	—	—
Weighted average common units outstanding—diluted	13,559	11,905	—

	Year Ended December 31, 2016
	Common Units	Subordinated Units	General Partner	Total
	(in thousands, except per unit amounts)
Distributions declared	$26,933	$24,167	$1,077	$52,177
Earnings less than distributions	(14,531)	(13,038)	—	(27,569)
Net income attributable to partners	$12,402	$11,129	$1,077	$24,608
Weighted average units outstanding—basic	13,002	11,905
Weighted average units outstanding—diluted	13,559	11,905
Net income per limited partner unit—basic	$0.95	$0.93		$1.88
Net income per limited partner unit—diluted	$0.91	$0.93		$1.84

	Year Ended December 31, 2015 (Recast)
	Common Units	Subordinated Units	General Partner
	(in thousands, except per unit amounts)
Weighted average common units outstanding—basic	11,988	11,905	—
Effect of nonvested phantom units	270	—	—
Weighted average common units outstanding—diluted	12,258	11,905	—

	Year Ended December 31, 2015 (Recast)
	Common Units	Subordinated Units	General Partner	Total
	(in thousands, except per unit amounts)
Distributions declared	$14,282	$13,846	$—	$28,128
Earnings less than distributions	(4,721)	(4,365)	—	(9,086)
Net income attributable to partners	$9,561	$9,481	$—	$19,042
Weighted average units outstanding—basic			—
Weighted average units outstanding—diluted			—
Net income per limited partner unit—basic	$0.80	$0.80	$—	$1.60
Net income per limited partner unit—diluted	$0.79	$0.79	$—	$1.58

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(19) Commitments and Contingencies

Southampton Promissory Note

In connection with the $1.5 million note issued for the Southampton land purchase, the Partnership received various incentives from the Industrial Development Authority of Southampton County, Virginia. The Partnership has commitments of investments in land, buildings and equipment, initial investment in machinery and tools, creation of full-time jobs, average annual compensation and an investment to extend natural gas service to the site. On February 24, 2014, the Partnership amended the performance agreement with Southampton County. Under the amended terms, the Partnership reduced its promissory note balance (see Note 12, Long-Term Debt and Capital Lease Obligations). As of December 31, 2016, the Partnership met the necessary requirements due through December 31, 2016 and expects to meet the remaining requirements. The Partnership has not recorded any provision for reimbursement in the financial statements.

(20) Subsequent Events

Assets Held for Sale

On January 20, 2017, the Partnership terminated the purchase agreement for the sale of the Wiggins plant as a result of a breach by the buyer. Subsequently, the Partnership ceased operations but the Wiggins plant remains available for immediate sale (See Note 11, Assets Held for Sale).

At-the-Market Offering Program

During 2017, the Partnership has sold approximately 63,577 common units under the Equity Distribution Agreement for net proceeds of $1.7 million.

Long-Term Incentive Plan

On February 1, 2017, the Board granted 15,840 Director Grants and 370,686 Affiliate Grants in tandem with corresponding DERs. The Director Grants vest on the first anniversary of the grant date. Of the total Affiliate Grants, 266,662 phantom units vest on the third anniversary of the grant date and 104,024 phantom units vest on the performance of specific milestones. The fair value of the Director Grants and Affiliate Grants was $9.8 million based on the market price per unit on the date of the grant.

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(In thousands, except number of units, per unit amounts and unless otherwise noted)

(21) Quarterly Financial Data (Unaudited)

The following table presents the Partnership’s unaudited quarterly financial data. This information has been prepared on a basis consistent with that of the Predecessor’s audited consolidated financial statements and all necessary material adjustments, consisting of normal recurring accruals and adjustments, have been included to present fairly the unaudited quarterly financial data. As discussed in Note 1, Description of Business and Basis of Presentation, the consolidated financial statements for the periods prior to the Reorganization, the Southampton Drop-Down and Sampson Drop-Down have been retroactively recast. The quarterly information presented below has also been recast accordingly. The quarterly results of operations for these periods are not necessarily indicative of future results of operations. Basic and diluted earnings per unit are computed independently for each of the quarters presented. Therefore, the sum of quarterly basic and diluted per unit information may not equal annual basic and diluted earnings per unit.

For the Year Ended December 31, 2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Recast)	(Recast)	(Recast)
Net revenue	$107,252	$119,709	$110,794	$126,521	$464,276
Gross margin	15,755	19,612	23,940	20,066	79,373
Net income (loss)	5,546	9,889	10,346	(8,058)	17,723
Enviva Partners, LP limited partners’ interest in net income	7,494	12,053	13,033	(7,972)	24,608
Basic income per limited partner common unit	$0.30	$0.48	$0.51	$(0.34)	$0.95
Diluted income per limited partner common unit	$0.29	$0.47	$0.50	$(0.34)	$0.91
Basic income per limited partner subordinated unit	$0.30	$0.48	$0.51	$(0.32)	$0.93
Diluted income per limited partner subordinated unit	$0.29	$0.47	$0.50	$(0.32)	$0.93

For the Year Ended December 31, 2015	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Recast)	(Recast)	(Recast)	(Recast)	(Recast)
Net revenue	$114,314	$109,659	$116,588	$116,813	$457,374
Gross margin	11,655	15,259	16,583	18,124	61,621
Net income	1,946	2,040	7,873	7,601	19,460
Enviva Partners, LP limited partners’ interest in net income from May 4, 2015 to December 31, 2015		5,685	6,412	6,945	19,042
Basic income per limited partner common unit		$0.24	$0.27	$0.29	$0.80
Diluted income per limited partner common unit		$0.24	$0.27	$0.29	$0.79
Basic income per limited partner subordinated unit		$0.24	$0.27	$0.29	$0.80
Diluted income per limited partner subordinated unit		$0.24	$0.27	$0.29	$0.79

(22) Supplemental Guarantor Information

The Partnership and its wholly owned finance subsidiary, Enviva Finance Corp., are the co-issuers of the Senior Notes on a joint and several basis. The Partnership has no independent assets or operations.  The Senior Notes are guaranteed on a senior unsecured basis by the Partnership’s direct and indirect wholly owned subsidiaries, other than Enviva Finance Corp., Enviva Pellets Wiggins and Enviva Preferred Holdings, LLC. The guarantees are full and unconditional and joint and several. Each of the subsidiary guarantors is 100% owned by the Partnership. Enviva Pellets Wiggins is a non-guarantor subsidiary that permanently ceased operations in January of 2017 and the plant assets of Enviva Pellets Wiggins are currently classified as held for sale. Enviva Preferred Holdings, LLC is a minor non-Guarantor subsidiary as of December 31, 2016. Other than certain restrictions arising under the Credit Agreement and the Indenture (see Note 12, Long-Term Debt and Capital Lease Obligations), there are no significant restrictions on the ability of any restricted subsidiary to (a) pay dividends or make any other distributions on its capital stock to the Partnership or any of its restricted subsidiaries or (b) make loans or advances to the Partnership or any of its restricted subsidiaries.